EXHIBIT 10.37












                               U.S. $65,000,000

                               CREDIT AGREEMENT


                          Dated as of March 28, 1995

                                    Among

                          TRITON ENERGY CORPORATION

                                 as Borrower

                                     and

                           THE LENDERS PARTY HERETO

                                     and

                        BANQUE PARIBAS HOUSTON AGENCY

                                   as Agent

                              TABLE OF CONTENTS


                                                      Page
ARTICLE I.    DEFINITIONS AND ACCOUNTING TERMS           1
1.1.          Defined Terms                              1
1.2.          Computation of Time Periods               25
1.3.          Accounting Terms                          25
1.4.          Certain Terms                             26

ARTICLE II.   AMOUNTS AND TERMS OF THE REVOLVING
              CREDIT LOANS                              26
2.1.          The Revolving Credit Loans                26
2.2.          [Intentionally Omitted]                   27
2.3.          Making the Revolving Credit Loans         27
2.4.          Fees                                      29
2.5.          Reduction and Termination of the
              Aggregate Commitments                     29
2.6.          Repayment                                 29
2.7.          Prepayments                               29
2.8.          Conversion/Continuation Option            30
2.9.          Interest                                  31
2.10.         Interest Rate Determination and
              Protection                                32
2.11.         Increased Costs                           32
2.12.         Illegality                                33
2.13.         Capital Adequacy                          34
2.14.         Payments and Computations                 35
2.15.         Taxes                                     37
2.16.         Sharing of Payments, Etc.                 39

ARTICLE III.  CONDITIONS OF LENDING                     46
3.1.          Conditions Precedent to Initial
              Revolving Credit Loans and Letters of
              Credit                                    46
3.2.          Conditions Precedent to Each Revolving
              Credit Loan and Letter of Credit          50
3.3.          Condition Precedent to Each Revolving
              Credit Loan to Fund Purchase Money
              Indebtedness                              50





ARTICLE IV.  REPRESENTATIONS AND WARRANTIES            51
4.1.         Corporate Existence; Compliance with
             Law                                       51
4.2.         Corporate Power; Authorization;
             Enforceable Obligations                   51
4.3.         Taxes                                     53
4.4.         Full Disclosure                           53
4.5.         Borrower Reports                          53
4.6.         Financial Matters                         54
4.7.         Litigation                                55
4.8.         Margin Regulations                        55
4.9.         Material Subsidiaries                     55
4.10.        ERISA                                     56
4.11.        Liens                                     56
4.12.        Ownership of TOH                          57
4.13.        No Burdensome Restrictions; No Defaults;
             Contractual Obligations                   57
4.14.        [Intentionally Omitted]                   58
4.15.        Government Regulation                     58
4.16.        Insurance                                 58
4.17.        Labor Matters                             58
4.18.        Force Majeure                             59
4.19.        Use of Proceeds                           59
4.20.        Environmental Protection                  59
4.21.        Intellectual Property                     61
4.22.        Title to Oil and Gas Properties           62

ARTICLE V.   FINANCIAL COVENANT                        62

ARTICLE VI.  AFFIRMATIVE COVENANTS                     62
6.1.         Compliance with Laws, Etc.                62
6.2.         Conduct of Business                       63
6.3.         Payment of Taxes, Etc.                    63
6.4.         Maintenance of Insurance                  63



6.5.           Preservation of Corporate Existence,
               Etc.                                   63
6.6.           Access                                 64
6.7.           Keeping of Books                       64
6.8.           Maintenance of Properties, Etc.        64
6.9.           Performance and Compliance with Other
               Covenants                              64
6.10.          Application of Proceeds                65
6.11.          Financial Statements                   65
6.12.          Reporting Requirements                 66
6.13.          Employee Plans                         67
6.14.          Fiscal Year                            68
6.15.          Environmental Matters                  68
6.16.          Borrowing Base Matters                 69
6.17.          Designated Senior Indebtedness         70

ARTICLE VII.   NEGATIVE COVENANTS                     70
7.1.           Liens, Etc.                            70
7.2.           Indebtedness                           71
7.3.           [Intentionally Omitted]                71
7.4.           [Intentionally Omitted]                71
7.5.           [Intentionally Omitted]                71
7.6.           [Intentionally Omitted]                71
7.7.           Change in Nature of Business or in
               Capital Structure                      71
7.8.           Modification of Material Agreements    72
7.9.           Accounting Changes                     72
7.10.          [Intentionally Omitted]                72
7.11.          Adverse or Speculative Transactions    72
7.12.          Amendments to U.S. trust Indenture     73
7.13.          U.S. Trust Custodial Agreement         73
7.14.          Crusader Shares                        73

ARTICLE VIII.  EVENTS OF DEFAULT                      73
8.1.           Events of Default                      73
8.2.           Remedies                               76

ARTICLE IX.    THE AGENT                              77



9.1.        Authorization and Action                77
9.2.        Agent's Reliance, Etc.                  78
9.3.        Paribas and Affiliates                  78
9.4.        Lender Credit Decision                  79
9.5.        Indemnification                         79
9.6.        Successor Agent                         80

ARTICLE X.  MISCELLANEOUS                           81
10.1.       Amendments, Etc.                        81
10.2.       Notices, Etc.                           81
10.3.       No Waiver; Remedies                     82
10.4.       Costs; Expenses; Indemnities            82
10.5.       Right of Set-off                        85
10.6.       Binding Effect                          85
10.7.       Assignments and Participations          85
10.8.       Governing Law; Severability             89
10.9.       Submission to Jurisdiction; Service of
            Process                                 89
10.10.      Section Titles                          90
10.11.      Execution in Counterparts               90
10.12.      Entire Agreement                        90
10.13.      Confidentiality                         90
10.14.      Waiver of Jury Trial                    91


                                  SCHEDULES



Schedule I     -  Commitments
Schedule II    -  Applicable Lending Offices and
                  Addresses for Notices
Schedule 4.7   -  Litigation
Schedule 4.9   -  Material Subsidiaries
Schedule 4.16  -  Insurance
Schedule 4.20  -  Environmental Matters


                                   EXHIBITS



 Exhibit A-     Form of Revolving Credit Note

 Exhibit B-     Form of Notice of Borrowing

 Exhibit C-     Form of Notice of Conversion or Continuation

 Exhibit D-     Form of Letter of Credit Request

 Exhibit E-     Form of Letter of Credit Reimbursement Agreement

 Exhibit F-     Form of Assignment and Acceptance

 Exhibit G-     Form of Security Agreement

 Exhibit H-1-   Form of Opinion of U.S. Counsel for the Loan
                Parties

 Exhibit H-2-   Form of Opinion of Australian Counsel for the Loan
                Parties

 Exhibit I-     Form of Independent Public Accountants'
                Certification





APPENDIX-          U.S. Trust Custodial Account Investment Guidelines

          CREDIT AGREEMENT, dated as of March 28, 1995, among Triton Energy Corporation, a Texas corporation (the "Borrower"), the financial institutions listed on the signature pages hereof (each individually a "Lender" and collectively the "Lenders") and BANQUE PARIBAS HOUSTON AGENCY ("Paribas") as agent for the Lenders (in such capacity, the "Agent").

                             W I T N E S S E T H:

          WHEREAS, the Borrower has requested that the Lenders make revolving credit advances of up to $65,000,000 in aggregate principal amount outstanding at any one time for the purposes hereinafter specified; and

          WHEREAS, the Lenders are willing to make funds available for such purposes upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Borrower has requested that the Agent provide Letters of Credit for general corporate purposes and to support the Borrower's working capital requirements; and

          WHEREAS, the Agent is willing to issue Letters of Credit for such purpose upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:




                                  ARTICLE I.


                       DEFINITIONS AND ACCOUNTING TERMS



          1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner of such Person, and each Person who is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" means this Credit Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

          "Aggregate Commitments" shall equal $65,000,000 as the same may be reduced or terminated pursuant to Section 2.5 hereof; provided, however, that so long as Paribas is the only Lender, the Aggregate Commitments shall equal $40,000,000, and thereafter, the Aggregate Commitments shall equal the lesser of (i) $65,000,000 and (ii) the sum of (A) the Commitment of Paribas and (B) the aggregate Commitments of the other Lender(s).

          "Applicable Eurodollar Rate Margin" means:

          (i)       at the time a Notice of Borrowing for a
Eurodollar Rate Loan or a Letter of Credit Request is submitted by the Borrower, when the sum of (a) aggregate Revolving Credit Loans outstanding plus (b) aggregate Letter of Credit Obligations outstanding is less than 34.00% of the Borrowing Base then in effect, 1.00%;

          (ii)             at the time a Notice of Borrowing for a
Eurodollar Rate Loan or a Letter of Credit Request is submitted by the Borrower, when the sum of (a) aggregate Revolving Credit Loans outstanding plus (b) aggregate Letter of Credit Obligations outstanding is more than or equal to 34.00% of the Borrowing Base then in effect, but less than 67.00% of the Borrowing Base then in effect, 1.25%; and

           (iii) at the time a Notice of Borrowing for a Eurodollar Rate Loan or a Letter of Credit Request is submitted by the Borrower, when the sum of (a) aggregate Revolving Credit Loans outstanding plus (b) aggregate Letter of Credit Obligations outstanding is more than or equal to 67.00% of the Borrowing Base then in effect, 1.50%.

          "Applicable Lending Office" means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit F.

          "Available Credit" means, at any time, an amount equal to (a) the lower of (i) the then effective Aggregate Commitments of the Lenders or (ii) the Borrowing Base at such time, minus (b) the aggregate of (i) the outstanding principal amount of the Revolving Credit Loans at such time plus
(ii) the outstanding Letter of Credit Obligations at such time.

          "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of:

          (a) the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.'s base rate; and

          (b) the sum (adjusted to the nearest 1/8 of one percent or, if there is no nearest 1/8 of one percent, to the next higher 1/8 of one percent) of (i) one percent per annum plus (ii) the Federal Funds Rate.

          "Base Rate Loan" means any outstanding principal amount of the Loans of any Lender that bears interest with reference to the Base Rate.

          "Borrower Equitable Mortgage" means an equitable mortgage over the Crusader Shares owned by the Borrower in favor of the Agent, as Mortgagee, as such equitable mortgage may be amended, supplemented or modified from time to time.

          "Borrower Reports" has the meaning specified in Section 4.5(a).

          "Borrowing" means a borrowing consisting of Revolving Credit Loans made on the same day by the Lenders ratably according to their respective Commitments.

          "Borrowing Base" means, at any time, the sum of (i) 40% of the average per share closing price for Crusader Shares for the two-week period immediately preceding, but excluding the date of the current Borrowing Base determination, based on the last sale price for ordinary shares quoted in the Australian Stock Exchange Ltd, times the number of Crusader Shares that are, at the date the current Borrowing Base is determined, subject to the Equitable Mortgages; and (ii) 80% of the Market Value of the aggregate Marketable Securities that are, at the date the current Borrowing Base is determined, on deposit for the account of the Borrower in the U.S. Trust Custodial Account; provided, however, that if as of September 30, 1995, the Commitment of Paribas is greater than $20,000,000, then from and after such date the Borrowing Base shall not include as a component clause (i) above; and in such event, the Agent shall release any Liens the Agent has with respect to the Crusader Shares and this Agreement, without further act or evidence, shall be deemed to be amended to delete all references to Crusader and the Crusader Shares, including such references in all covenants herein.

          "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to a Eurodollar Rate Loan, a day on which dealings are also carried on in the London interbank market.

          "Capitalized Lease" means, as to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in conformity with GAAP.

          "Capitalized Lease Obligations" means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

          "Cash Equivalents" means (i) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (ii) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers' acceptances of any Lender or any commercial bank that would qualify as an Eligible Assignee hereunder having maturities of one year or less from the date of acquisition, and (iii) commercial paper of an issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

         "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or related group for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended (a "Group"), together with any Affiliates of any such Group; (ii) the stockholders of the Borrower shall approve any plan or proposal for the liquidation or dissolution of the Borrower; or (iii) any person or Group, together with any Affiliates thereof, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower representing at least 40% of the Voting Stock of the Borrower.

          "Chemical Indenture" means the Indenture dated as of November 13, 1992 between the Borrower, as issuer, and Chemical Bank, as trustee, pursuant to which the Borrower issued $240,000,000 in aggregate principal amount of its Senior Subordinated Discount Notes due 1997, as amended and supplemented by a First Supplemental Indenture dated as of July 1, 1993 and a Second Supplemental Indenture dated as of August 16, 1993.

          "Closing Date" means the first date on which any Revolving Credit Loan is made.

          "Code" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

          "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Collateral Securities.

          "Collateral Securities" means the Security Agreements, the Equitable Mortgages, the Purchase Money Liens and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Obligations.

          "Commitment" means, as to each Lender, the commitment of such Lender to make Revolving Credit Loans to the Borrower pursuant to Section 2.1, not to exceed an aggregate principal amount equal to such Lender's Ratable Portion of the Aggregate Commitments then in effect.

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness or Contractual Obligation of another Person, if the purpose or intent of such Person in incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness or Contractual Obligation that such Indebtedness or Contractual Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness or Contractual Obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations of a Person include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of an obligation of another Person, and (b) any liability of such Person for an obligation of another Person through any agreement (contingent or otherwise)
(i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligation or to assure the holder of such obligation against loss, or (v) to supply funds to or in any other manner invest in such other Person (including, without limitation, to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclause (i), (ii), (iii), (iv) or (v) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

          "Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any Contract (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

          "Crusader" means Crusader Limited [ACN 009 785 326], a corporation organized under the laws of Queensland, Australia.

          "Crusader Notes" means the 12% Convertible Subordinated Unsecured Notes due January 31, 1999 issued by Crusader to TOH, among others.

          "Crusader Shares" means the ordinary shares of A $.20 in the capital of Crusader.

          "Default" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

          "Deficiency" has the meaning specified in Section 2.7(b).

          "DOL" means the United States Department of Labor, or any successor thereto.

          "Dollars" and the sign "$" each mean the lawful money of the United States of America.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule II or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "EBITDA" means, for any Person for any period, the Net Income (Loss) of such Person for such period taken as a single accounting period (excluding the effect of cumulative changes in GAAP and discontinued operations), plus
(a) the sum of the following amounts of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense, (iii) Interest Expense, (iv) income tax expense, (v) extraordinary losses (and other losses on asset sales not otherwise included in extraordinary losses determined on a consolidated basis in conformity with GAAP) and (v) non-cash write-downs of the carrying value of the Borrower's Oil and Gas Properties as a result of application of the ceiling limitation prescribed by the Securities and Exchange Commission; less (b) the sum of the following amounts of such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) extraordinary gains and other gains on asset sales not otherwise included in extraordinary gains determined on a consolidated basis in conformity with GAAP, (ii) the Net Income (Loss) of any other Person that is accounted for by the equity method of accounting except to the extent of the amount of dividends or distributions paid to such Person, and (iii) the Net Income (Loss) of any other Person acquired by such Person or a Subsidiary of such Person in a transaction accounted for as a pooling of interests for any period prior to the date of such acquisition.

          "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; (iii) the central bank of any country which is a member of the OECD; or any State thereof, and having total assets in excess of $3,000,000,000; (iv) an insurance company organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (v) any Lender; (vi) any Affiliate of any Lender; and (vii) any Person, other than an Affiliate of a Loan Party, acceptable to the Agent.

          "Environmental Claim" means any accusation, allegation, notice of violation, action, claim, Environmental Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or odor, audible noise or other nuisance, or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Borrower or any of its Subsidiaries or any activities or operations thereof; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the Borrower or any of its Subsidiaries or their operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Laws, Orders or Environmental Permits of or from any Governmental Authority relating to environmental matters connected with any property owned, leased or operated by the Borrower or any of its Subsidiaries.

          "Environmental Contract" means any contract, agreement, undertaking, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, deed of trust, license, franchise, insurance policy, commitment or other arrangement or agreement pursuant to which an Environmental Liability is created, assumed, undertaken or indemnified against.

          "Environmental Laws" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating in any way to the environment, natural resources, or public or employee health and safety and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.

          "Environmental Liabilities" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any thereof arising under any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority or other Person, and which relate to any environmental, health or safety condition, or a Release or threatened Release, and result from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

          "Environmental Lien" means any Lien in favor of any Governmental Authority arising under any Environmental Law.

          "Environmental Permit" means any Permit required under any applicable Environmental Laws or Order and all supporting documents associated therewith.

          "Equitable Mortgages" means the Borrower Equitable Mortgage and the TOH Equitable Mortgage.

          "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control or treated as a single employer with any Loan Party within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

          "ERISA Event" means (i) an event described in Sections 4043(b)(1),
(2), (3), (5), (6), (8) or (9) of ERISA with respect to a Pension Plan; (ii) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan or the insolvency of any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (v) the institution of proceedings by the PBGC to terminate or appoint a trustee to administer a Pension Plan or Multiemployer Plan; (vi) the failure to make any required contribution to a Pension Plan; (vii) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (ix) a prohibited transaction (as described in Code Section 4975 or ERISA Section 406) shall occur with respect to any Plan; or (x) any Loan Party or ERISA Affiliate shall request a minimum funding waiver from the IRS with respect to any Pension Plan.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" below its name on Schedule II (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Eurodollar Rate" means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rates per annum at which deposits in U.S. dollars are offered by the principal office of Paribas in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) three Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Paribas during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

          "Eurodollar Rate Loan" means any outstanding principal amount of the Revolving Credit Loans of any Lender that, for an Interest Period, bears interest at a rate determined with reference to the Eurodollar Rate.

          "Eurodollar Rate Reserve Percentage" for any Interest Period means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities which includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

          "Event of Default" has the meaning specified in Section 8.1.

          "Existing Letter of Credit" means the standby letter of credit dated March 10, 1995, as amended as of March 15, 1995, with an expiry date of March 31, 1996, issued by Paribas for the account of Triton Energy Corporation for the benefit of Banco de la Produccion, S.A., Quito in the original face amount of $2,810,000.40.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Final Maturity Date" means September 30, 1996.

          "Fiscal Quarter" means each of the three month periods ending on March 31, June 30, September 30 and December 31.

          "Fiscal Year" means the twelve month period ending on December 31.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination except that, for purposes of Article V, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements referred to in Section 4.5.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Material" means any substance, material or waste which is regulated by any Governmental Authority of the United States or other national government, including, without limitation, any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

          "Hedging Contracts" means (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates, and (ii) commodity price swap agreements, commodity forward sale or prepayment agreements and other hedging agreements or arrangements designed to provide protection against fluctuation in commodity prices.

          "Hydrocarbon Interests" means all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, oil and gas concession agreements, production sharing and similar agreements, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature and without regard to whether such rights cover or exist with respect to lands located within or without the United States.

          "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals.

          "Indebtedness" of any Person means (i) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured) or for the deferred purchase price of property or services (provided, however, that any indebtedness properly classified under GAAP as a current account payable shall not constitute "Indebtedness" hereunder), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vii) all obligations of such Person under Hedging Contracts, and (viii) all Indebtedness referred to in clause (i),
(ii), (iii), (iv), (v), (vi) or (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (provided, however, indebtedness described in this clause (viii) that such Person has not assumed or become liable for the payment of shall constitute "Indebtedness" hereunder only to the extent of the book value of the property securing such indebtedness), (ix) in the case of the Borrower, the Obligations, (x) all liabilities of such Person for the return of deposits or payments on account, (xi) all liabilities of such Person under Title IV of ERISA, and (xii) all liabilities of such Person that would be shown as such on a balance sheet of such Person prepared in conformity with GAAP.

          "Indemnified Matters" has the meaning specified in Section 10.4(b).

          "Indemnitee" has the meaning specified in Section 10.4(b).

          "Indentures" means the Chemical Indenture and the U.S. Trust
Indenture.

          "Interest Expense" means, for any Person for any period, gross interest expense paid in cash by such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP.

          "Interest Period" means, in the case of any Eurodollar Rate Loan,
(i) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Agent pursuant to Section 2.3 or 2.8, and (ii) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.8, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion or Continuation given to the Agent pursuant to Section 2.8; provided, however, that:

          (a) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, in the case of Eurodollar Rate Loans only, the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

          (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

          (c) the Borrower may not select any Interest Period which ends after the Final Maturity Date;

          (d) the Borrower may not select any Interest Period in respect of Revolving Credit Loans having an aggregate principal amount of less than $5,000,000, or an integral multiple of $1,000,000 in excess thereof; and

          (e) there shall be outstanding at any one time no more than five Interest Periods in the aggregate.

          "IRS" means the Internal Revenue Service, or any successor thereto.

          "Investment" means any loan or advance to any Person; the ownership or acquisition of any Stock, Stock Equivalents, other equity interest, obligations or other securities of, or all or substantially all of the assets of, any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person' or the entering into of any joint venture or partnership with, or the making or maintenance of any capital contribution to, or other investment in, any Person; or the incorporation or organization of any Subsidiary which was not in existence on the Closing Date.

          "Legal Proceedings" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

          "Letter of Credit" means any standby letter of credit issued for the account of the Borrower or any of its Subsidiaries by the Agent pursuant to
Section 2.17.

          "Letter of Credit Obligations" means, at any particular time, all liabilities of the Borrower to the Agent with respect to Letters of Credit, whether or not any such liability is contingent, and includes the sum of (i) Letter of Credit Reimbursement Obligations and (ii) Letter of Credit Undrawn Amounts.

          "Letter of Credit Reimbursement Agreement" has the meaning specified in Section 2.17(c).

          "Letter of Credit Reimbursement Obligations" means the matured reimbursement or repayment obligations of the Borrower to each Issuer with respect to Letters of Credit pursuant to Letter of Credit Reimbursement Agreements.

          "Letter of Credit Request" has the meaning specified in Section
2.17(d).

          "Letter of Credit Undrawn Amounts" means the aggregate amounts that may be drawn under all Letters of Credit outstanding at any time.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the Uniform Commercial Code or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor.

          "Loan Documents" means, collectively, this Agreement, the Revolving Credit Notes, the Collateral Securities and each certificate, agreement or document executed by a Loan Party and delivered to the Agent or any Lender in connection with or pursuant to any of the foregoing.

          "Loan Party" means each of the Borrower and TOH.

          "Majority Lenders" means, at any time, Lenders having at least 66-2/3% of the Aggregate Commitments.

          "Market Value" means the total "current value" of all Marketable Securities on deposit in the U.S. Trust Custodial Account, as reflected in the U.S. Trust Custodial Account Statement delivered from time to time pursuant to
Section 6.16 hereof; provided, however, if for any reason any such statement does not reflect a "current value" for such Marketable Securities, the Market Value thereof shall be determined by the Agent upon reference by the Agent to recent sales quotations furnished by a recognized securities exchange.

          "Marketable Securities" means instruments or securities on deposit in the U.S. Trust Custodial Account that were purchased for the account of the Borrower pursuant to the Triton Energy Corporation Investment Guidelines attached hereto as an Appendix, qualified as noted in such Appendix with respect to instruments or securities issued by certain foreign corporations, foreign commercial banks and foreign governments, which shall not constitute Marketable Securities for purposes of this Agreement.

          "Material Adverse Change" means a material adverse change in any of
(i) the condition (financial or otherwise), business, performance, operations or properties of the Borrower and its Subsidiaries taken as a whole, (ii) the legality, validity or enforceability of any Loan Document, (iii) the perfection or priority of the Liens granted pursuant to the Collateral Securities, (iv) the ability of the Borrower to repay the Obligations or of any Loan Party to perform its obligations under any Loan Document, or (v) the rights and remedies of the Lenders or the Agent under the Loan Documents.

          "Material Adverse Effect" means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.

          "Material Subsidiary" means any of (i) Triton Colombia, Inc., a Delaware corporation, and Triton Pipeline Colombia, Inc., a corporation organized under the laws of the Cayman Islands or (ii) Triton Oil Company of Thailand, a Texas corporation.

          "Multiemployer Plan" means, as of any applicable date, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and to which any Loan Party, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, or within the six-year period ending at such date, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

          "Net Income (Loss)" means, for any Person for any period, the aggregate of net income (or loss) from continuing operations of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

          "Non-Funding Lender" has the meaning specified in Section 2.14(f).

          "Notice of Borrowing" has the meaning specified in Section 2.3(a).

          "Obligations" means the Revolving Credit Loans, the Letter of Credit Reimbursement Obligations, the Purchase Money Indebtedness and all other advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether or not for the payment of money, loan, guaranty, indemnification, foreign exchange transaction or Hedging Contract or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

          "OCENSA" means Oleoducto Central S.A., a corporation organized under the laws of Colombia.

          "OECD" means the Organization for Economic Cooperation and Development.

          "Oil and Gas Properties" means Hydrocarbon Interests; any properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental body or agency having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved from or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacement, accessions and attachments to any and all of the foregoing.

          "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award.

          "Other Taxes" has the meaning specified in Section 2.15(b).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "Pension Plan" means a plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA or Code Section 412 and which any Loan Party, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          "Permit" means any permit, approval, authorization, license, variance, registration, permission or consent required from a Governmental Authority under an applicable Requirement of Law.

          "Permitted Liens" means, with respect to Oil and Gas Properties:
(i) Liens for Taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (iii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted; (iv) landlord's, vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any Oil and Gas Property in respect of obligations which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings; (v) Liens arising under operating agreements in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (vi) Liens and minor irregularities in or deficiencies of title which do not materially interfere with the occupation, use and enjoyment by the owner of such Oil and Gas Properties in the normal course of business as presently conducted or materially impair the value thereof for such business; (vii) Liens reserved in oil, gas and/or mineral leases for bonus or rental payments and for compliance with the terms of such leases; (viii) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially adversely interfere with the occupation, use and enjoyment of the Oil and Gas Property encumbered thereby; (ix) any obligations or duties affecting any of the Oil and Gas Properties to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such Oil and Gas Property for the purposes for which it is held; (x) zoning laws or ordinances and municipal regulations which do not operate to materially interfere with the current operations on the Oil and Gas Property affected thereby; (xi) undetermined or inchoate Liens and charges incurred incidental to maintenance, development, production or operation of any of the Oil and Gas Properties; (xii) defects or irregularities in the titles to any Oil and Gas Property which defects or irregularities have been cured by possession under applicable statutes of limitation or which do not have a Material Adverse Effect; and (xiii) deposits or pledges to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds or other obligations of a like general nature incurred in the ordinary course of business.

          "Person" means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

          "Plan" means an employee benefit plan, as defined in Section 3(3) of ERISA, which any Loan Party or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

          "Purchase Money Indebtedness" means with respect to assets acquired or constructed after the Closing Date, including without limitation equity interests in OCENSA, Indebtedness secured by Purchase Money Liens.

          "Purchase Money Liens" means with respect to assets acquired or constructed after the Closing Date, including without limitation equity interests in OCENSA, Liens securing Borrowings hereunder, the proceeds of which were used by the Borrower or a Subsidiary thereof to fund the cost of any such acquisition or construction.

          "Ratable Portion" or "ratably" means, with respect to any Lender, the quotient obtained by dividing the Commitment of such Lender by the Aggregate Commitments of all Lenders except as otherwise specifically provided herein.

          "Register" has the meaning specified in Section 10.7(c).

          "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property.

          "Remedial Action" means all actions required or voluntarily undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment,
(ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) bring facilities on any property owned, leased or operated by the Borrower or any of its Subsidiaries into compliance with all Environmental Laws and Environmental Permits.

          "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws, Memorandum and Articles of Association or other organizational or governing documents of such Person, and all federal, state and local laws, rules and regulations including, without limitation, federal, state or local securities, antitrust and licensing laws, all applicable trade laws and requirements, and all disclosure requirements of Environmental Laws, ERISA and all Orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer" means, with respect to any Person, any of the principal executive officers or general partners of such Person.

          "Revolving Credit Loan" has the meaning specified in Section 2.1.

          "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of such Lender's Commitment as originally in effect, in substantially the form of Exhibit A, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Credit Loans made by such Lender and such Lender's Ratable Portion of all Letter of Credit Obligations.

          "Security Agreement" means an agreement, in substantially the form of Exhibit G, executed by the Borrower, as such agreement may be amended, supplemented or modified from time to time.

          "SFAS 95" has the meaning specified in Section 4.5(b).

          "Stock" means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

          "Stock Equivalents" means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

          "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

          "Tax Affiliate" means, as to any Person, (i) any Subsidiary of such Person, and (ii) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

          "Tax Return" has the meaning specified in Section 4.3.

          "Taxes" has the meaning specified in Section 2.15(a).

          "Termination Date" means the earliest of (i) the Final Maturity Date and (ii) the date of termination in whole of the Commitments pursuant to
Section 2.5 or 8.2.

          "TOH" means Triton Oil (Holdings) Pty Ltd [ACN 000 695 492], a corporation organized under the laws of New South Wales, Australia and a wholly owned Subsidiary of the Borrower.

          "TOH Equitable Mortgage" means an equitable mortgage over the Crusader Shares owned by TOH in favor of the Agent, as Mortgagee, as such equitable mortgage may be amended, supplemented or modified from time to time.

          "U.S. Trust Custodial Account" means, collectively, the custody accounts maintained by the Borrower with United States Trust Company of New York pursuant to the U.S. Trust Custody Agreement, currently account nos. 77285700, 89963000, 89963100 and 89963700.

          "U.S. Trust Custodial Account Statement" means a statement to be delivered by or on behalf of the Borrower on or before each of the third and the 18th Business Day of each month during the term hereof, which shall reflect the Market Value of the Marketable Securities on deposit in the U.S. Trust Custodial Account and upon which the Agent will determine the current Borrowing Base. Such statement to be delivered on or before the third Business Day each month shall be prepared by United States Trust Company of New York, and such statement to be delivered on or before the 18th Business Day of each month shall be prepared by one or more "Investment Managers", as such term is defined in the U.S. Trust Custody Agreement.

          "U.S. Trust Custody Agreement" means the Custody Agreement dated June 7, 1994 between the Borrower and United States Trust Company of New York, as such agreement may be amended, supplemented or modified from time to time.

          "U.S. Trust Indenture" means the Indenture dated as of December 15, 1993 between the Borrower, as issuer, and United States Trust Company of New York, as trustee, pursuant to which the Borrower issued $170,000,000 in aggregate principal amount of its 9-3/4% Senior Subordinated Discount Notes due 2000, as amended and supplemented by a First Supplemental Indenture dated as of December 15, 1993.

          "Voting Stock" means, with reference to any Person, Stock of any class or classes if the holders of such Stock are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

          1.2. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

          1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

          1.4.     Certain Terms     (a)     The words "herein," "hereof" and
"hereunder" and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

          (b) The terms "Lender" and "Agent" include their respective successors and the term "Lender" includes each assignee of such Lender who becomes a party hereto pursuant to Section 10.7.

          (c) The term "to the best of the Borrower's knowledge" means to the best knowledge of any Responsible Officer of the Borrower after due inquiry into the matter in issue.

          (d)     Upon the appointment of any successor Agent pursuant to
Section 9.6, references to Paribas in Section 9.3 and in the definition of Eurodollar Rate shall be deemed to refer to the successor then acting as the Agent.




                                  ARTICLE II


               AMOUNTS AND TERMS OF THE REVOLVING CREDIT LOANS


          2.1. The Revolving Credit Loans. On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans (each a "Revolving Credit Loan") to the Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Commitment; provided, however, that at no time shall any Lender be obligated to make a Revolving Credit Loan in excess of such Lender's Ratable Portion of the Available Credit. Within the limits of each Lender's Commitment, amounts prepaid pursuant to Section 2.7(a) may be reborrowed under this Section 2.1. The Revolving Credit Loans of each Lender shall be evidenced by the Revolving Credit Note to the order of such Lender.


          2.2.     [Intentionally Omitted.]


          2.3. Making the Revolving Credit Loans. (a) Each Borrowing shall be made on notice, given by the Borrower to the Agent not later than 12:00 P.M. (Central Standard time) on the day that is not less than the number of Business Days prior to the date of such Borrowing specified below opposite the type of the Revolving Credit Loan identified in such notice:

          Type                         Number of Business Days

     Base Rate Loans                         1
     Eurodollar Rate Loans                   3

Each such notice (a "Notice of Borrowing") shall be in substantially the form of Exhibit B, specifying therein (i) the date of such proposed Borrowing, (ii) the aggregate amount of such proposed Borrowing, (iii) the amount thereof, if any, requested to be Eurodollar Rate Loans, and (iv) the initial Interest Period or Periods for any such Eurodollar Rate Loans. The Loans shall be made as Base Rate Loans unless (subject to Section 2.12) the Notice of Borrowing specifies that all or a pro rata portion thereof shall be Eurodollar Rate Loans; provided, however, that the aggregate of the Eurodollar Rate Loans for each Interest Period must be in an amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (b)     [Intentionally Omitted.]

          (c) The Agent shall give to each Lender prompt notice of the Agent's receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate under Section 2.9(b). Each Lender shall, before 10:00 A.M. (Central Standard time) on the date of the proposed Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in
Section 10.2, in immediately available funds, such Lender's Ratable Portion of such proposed Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

          (d) Each Borrowing for Eurodollar Rate Loans shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (e) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any proposed Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such proposed Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund any Eurodollar Rate Loan to be made by such Lender as part of such proposed Borrowing when such Eurodollar Rate Loan, as a result of such failure, is not made on such date.

          (f) Unless the Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Agent such Lender's Ratable Portion of such Borrowing, the Agent may assume that such Lender has made such Ratable Portion available to the Agent on the date of such Borrowing in accordance with this Section 2.3 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Credit Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have to the Borrower hereunder.

          (g) The failure of any Lender to make the Revolving Credit Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender on the date of any Borrowing.

          2.4.     Fees.     (a)     The Borrower agrees to pay to each
Lender a commitment fee on the average daily unused portion of such Lender's Ratable Portion of the Borrowing Base from the date hereof until the Termination Date at the rate of .50% per annum, payable on (i) the last day of each Fiscal Quarter during the term of such Lender's Commitment, commencing March 31, 1995, (ii) on the date of any reduction of the Aggregate Commitments pursuant to Section 2.5 and (iii) on the Termination Date.

          (b) The Borrower has entered into certain additional arrangements with the Agent and agrees to pay to the Agent for the account of the Agent certain fees, the amount and dates of payment of which and the terms of which are embodied in separate agreements between the Borrower and the Agent.


          2.5     Reduction and Termination of the Aggregate Commitments.
The Borrower may, upon at least three Business Days' prior notice to the Agent, terminate in whole or reduce ratably in part the unused portions of the respective Aggregate Commitments of the Lenders; provided, however, that each partial reduction shall be in the aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

          2.6.     Repayment.     The Borrower shall repay the entire unpaid
principal amount of the Revolving Credit Loans on the Termination Date.


          2.7.     Prepayments.     (a)     The Borrower may, upon at least
three Business Days' prior notice to the Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Revolving Credit Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that any prepayment of any Eurodollar Rate Loan shall be made on, and only on, the last day of an Interest Period for such Loan; and, provided, further, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 in the case of Base Rate Loans and $5,000,000 in the case of Eurodollar Rate Loans, and in either case in integral multiples of $1,000,000 in excess thereof. Upon the giving of such notice of prepayment, the principal amount of the Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

          (b) If at any time the sum of the aggregate principal amount of Revolving Credit Loans and aggregate Letter of Credit Obligations outstanding at such time exceeds the lower of the Aggregate Commitments or the Borrowing Base at such time (a "Deficiency"), the Borrower shall forthwith prepay the Revolving Credit Loans then outstanding in an amount equal to such excess, together with accrued interest; provided, however, in lieu thereof the Borrower may, within ten (10) Business Days of delivery of notice to or from the Agent that a Deficiency exists, provide (i) additional collateral acceptable to the Agent in its sole discretion to augment the Borrowing Base in the manner contemplated by the definition thereof in this Agreement, Marketable Securities being deemed acceptable additional collateral and/or
(ii) cash collateral (which may include Cash Equivalents) to secure Letter of Credit Obligations, in either or both such cases to the extent required to cure the Deficiency.


          2.8.     Conversion/Continuation Option.     The Borrower may elect
(i) at any time to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans, or (ii) at the end of any Interest Period with respect thereto, (A) to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans, or (B) to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate of the Eurodollar Rate Loans for each Interest Period therefor must be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Revolving Credit Loans of all Lenders in accordance with their Ratable Portion. Each such election shall be in substantially the form of Exhibit C hereto (a "Notice of Conversion or Continuation") and shall be made by giving the Agent, in the case of (i) or (ii)(B) above, three Business Days' prior written notice thereof and in the case of (ii)(A) above, one Business Day's prior notice thereof, specifying (a) the amount and type of conversion or continuation, (b) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the Interest Period therefor, and (c) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurodollar Rate Loans, shall also be the last day of the Interest Period therefor). The Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the contents thereof.
 Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any Interest Period therefor, shall be permitted at any time at which a Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2.8, the Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

          2.9. Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Loan from the date thereof until the principal amount thereof shall be paid in full, at the following rates per annum:

          (a) For Base Rate Loans, at a rate per annum equal at all times to the Base Rate in effect from time to time, payable monthly on the last Business Day of each month, on the Termination Date and on the date any Base Rate Loan is converted or paid in full; provided, however, that during the continuance of an Event of Default, all Base Rate Loans shall bear interest, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time.

          (b) For Eurodollar Rate Loans, at a rate per annum equal at all times during the applicable Interest Period for each Eurodollar Rate Loan to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Eurodollar Rate Margin in effect on the first day of such Interest Period, payable on the last day of such Interest Period, on the Termination Date and, if such Interest Period has a duration of more than three months, on each day during such Interest Period which occurs every three months from the first day of such Interest Period; provided, however, that during the continuance of an Event of Default, all Eurodollar Rate Loans shall bear interest, payable on demand, at a rate per annum equal at all times to 2% above the Eurodollar Rate in effect until the maturity of such Loans or the end of such Interest Period, whichever occurs first, and thereafter at the greater of (x) 2% per annum above the Base Rate in effect from time to time and (y) 2% per annum above the rate per annum required to be paid on such Loans immediately prior to the date on which such Event of Default occurred.


          2.10.     Interest Rate Determination and Protection.  (a)     The
Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Agent two Business Days before the first day of such Interest Period.

          (b) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.9(b).

          (c) If, with respect to Eurodollar Rate Loans, the Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period therefor will not adequately reflect the cost to such Majority Lenders of making such Loans or funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon

               (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan; and

               (ii) the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.


          2.11. Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate Reserve Percentage) or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. If the Borrower so notifies the Agent within five Business Days after any Lender notifies the Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.11, the Borrower may either (A) prepay in full all Eurodollar Rate Loans of such Lender then outstanding in accordance with Section 2.7(b) and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.11 or
(B) convert all Eurodollar Rate Loans of all Lenders then outstanding into Base Rate Loans in accordance with Section 2.8 and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.11; provided, however, that within such five Business Day period, in lieu of prepaying the Eurodollar Rate Loans of the affected Lender, the Borrower may require the affected Lender to assign to one or more other Lenders or Eligible Assignees willing to accept such an assignment all of the affected Lender's Commitment, the Revolving Credit Loans owing to it and the Revolving Credit Note held by it and a commensurate portion of its rights and obligations hereunder and under the other Loan Documents, any such assignment to be made otherwise in accordance with Section 10.7.


          2.12. Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall terminate and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Loans of such Lender then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of such notice and demand, converts all Eurodollar Rate Loans of all Lenders then outstanding into Base Rate Loans; provided, however, that within such five Business Day period, in lieu of prepaying the Eurodollar Rate Loans of the affected Lender, the Borrower may require the affected Lender to assign to one or more other Lenders or Eligible Assignees willing to accept such an assignment all of the affected Lender's Commitment, the Revolving Credit Loans owing to it and the Revolving Credit Note held by it and a commensurate portion of its rights and obligations hereunder and under the other Loan Documents, any such assignment to be made otherwise in accordance with Section
10.7.


          2.13. Capital Adequacy. If (i) the introduction of or any change in or in the interpretation of any law or regulation, (ii) compliance with any law or regulation, or (iii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender and such Lender reasonably determines that such amount is based upon the existence of such Lender's Commitments and Revolving Credit Loans and its other commitments and loans of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Commitments and Revolving Credit Loans; provided, however, that within such five Business Day period, in lieu of prepaying the Eurodollar Rate Loans of the affected Lender, the Borrower may require the affected Lender to assign to one or more other Lenders or Eligible Assignees willing to accept such an assignment all of the affected Lender's Commitment, the Revolving Credit Loans owing to it and the Revolving Credit Note held by it and a commensurate portion of its rights and obligations hereunder and under the other Loan Documents, any such assignment to be made otherwise in accordance with Section 10.7. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.


          2.14.     Payments and Computations.     (a)  The Borrower shall
make each payment hereunder and under the Revolving Credit Notes not later than 12:00 P.M. (Central Standard time) on the day when due, in Dollars, to the Agent at its address referred to in Schedule II in immediately available funds without set-off or counterclaim. The Agent will promptly thereafter cause to be distributed immediately available funds relating to the payment of principal or interest or fees (other than amounts payable pursuant to Section 2.11, 2.12, 2.13 or 2.15) to the Lenders, in accordance with their respective Ratable Portions, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Payment received by the Agent after 12:00 P.M. (Central Standard time) shall be deemed to be received on the next Business Day.

          (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under any Revolving Credit Loan held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

          (c) All computations of interest based on the Base Rate and of fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Revolving Credit Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder to the Lenders that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

          (f) If any Lender (a "Non-Funding Lender") has (x) failed to make a Revolving Credit Loan required to be made by it hereunder, and the Agent has determined that such Lender is not likely to make such Revolving Credit Loan or (y) given notice to the Borrower or the Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, Revolving Credit Loans, in each case by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 or otherwise, (i) any payment made on account of the principal of the Revolving Credit Loans outstanding shall be made as follows:

               (i) in the case of any such payment made on any date when and to the extent that, in the determination of the Agent, the Borrower would be able, under the terms and conditions hereof, to reborrow the amount of such payment under the Revolving Credit Commitments and to satisfy any applicable conditions precedent set forth in Section 3.2 to such reborrowing, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders other than the Non-Funding Lender pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of such Lenders;

               (ii) otherwise, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans; and

               (iii) any payment made on account of interest on the Revolving Credit Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the Revolving Credit Loans with respect to which such payment is being made.

          2.15. Taxes. Any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities (excluding, in the case of such Lender or the Agent, taxes imposed by reason of any failure of such Lender or the Agent, if such Lender or the Agent is entitled at such time to a total or partial exemption from withholding that is required to be evidenced by a United States Internal Revenue Service Form 1001 or 4224 or any successor or additional form, to deliver to the Agent or the Borrower, from time to time as required by the Agent or the Borrower, such Form 1001 or 4224 (as applicable) or any successor or additional form, completed in a manner reasonably satisfactory to the Agent or the Borrower) being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this
Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the Borrower shall deliver to the Agent evidence of such payment to the relevant taxation or other authority.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

          (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 2.15) paid by such Lender or the Agent (as the case may be) and any liability (including, without limitation, for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 10.2, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the payment in full of the Obligations.

          (f) Prior to the Closing Date in the case of each Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender and from time to time thereafter if requested by the Borrower or the Agent, each Lender organized under the laws of a jurisdiction outside the United States that is entitled to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Agent and the Borrower with an IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS certifying as to such Lender's entitlement to such exemption or reduced rate with respect to all payments to be made to such Lender hereunder and under the Revolving Credit Notes. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Revolving Credit Note or under any Letter of Credit Reimbursement Agreement are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender; provided, however, that if any Lender makes any claim pursuant to this Section 2.15, the Borrower may require such Lender to assign to one or more other Lenders or Eligible Assignees willing to accept such an assignment all of such Lender's Commitment, the Revolving Credit Loans owing to it and the Revolving Credit Note held by it and a commensurate portion of its rights and obligations hereunder and under the other Loan Documents, any such assignment to be made otherwise in accordance with Section 10.7, but no such assignment shall relieve the Borrower of its obligations under this Section 2.15 with respect to any Taxes theretofore paid or then payable by the assigning Lender.


          2.16. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Loans made by it (other than pursuant to Section 2.11, 2.12, 2.13 or 2.15 or 2.17(h)) in excess of its Ratable Portion of payments on account of the Revolving Credit Loans or Letter of Credit Reimbursement Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in their Revolving Credit Loans or Letter of Credit Reimbursement Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including, without limitation, the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          2.17.     Letter of Credit Facility.     (a)  On the terms and
subject to the conditions contained in this Agreement, the Agent agrees to issue one or more Letters of Credit at the request and for the account of the Borrower from time to time during the period commencing on the date hereof and ending thirty (30) days prior to the Final Maturity Date; provided, however, that the Agent shall not be under any obligation to issue any Letter of Credit if:

               (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Agent from issuing such Letter of Credit or any Requirement of Law applicable to the Agent or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Agent shall prohibit, or request that the Agent refrain from, the issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon the Agent with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Agent is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Agent as of the Closing Date and which the Agent in good faith deems material to it; or

               (ii) the Agent shall have received written notice from any Lender or the Borrower, on or prior to the Business Day prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article III is not then satisfied.

None of the Lenders (other than the Agent) shall have any obligation to issue any Letters of Credit.

          (b)     In no event shall:

               (i) the Letter of Credit Obligations at any time exceed the lower of the Borrowing Base or the Aggregate Commitments of the Lenders less the outstanding principal amount of all Revolving Credit Loans;

               (ii) the expiration date of any Letter of Credit be more than thirteen (13) months after the date of issuance thereof, nor shall the expiration date of any Letter of Credit fall after the Final Maturity Date; or

               (iii) the Agent issue any Letter of Credit for the purpose of supporting the issuance of any letter of credit by any other Person; provided, however, Letters of Credit may be requested and (subject to the terms of this Agreement) shall be issued for the purpose of supporting the issuance of a performance or payment and performance guaranty by a Person other than the Borrower or a Subsidiary of the Borrower.

          (c) In connection with the issuance of each Letter of Credit and the acceptance of the Existing Letter of Credit as a Letter of Credit hereunder, and as a condition of such issuance and acceptance and of the participation of each Lender (other than Paribas) in the Letter of Credit Obligations arising with respect thereto, the Borrower shall be deemed, without further act or evidence, to have delivered to the Agent a letter of credit reimbursement agreement, in form of that attached hereto as Exhibit E (a "Letter of Credit Reimbursement Agreement"), signed by the Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

          (d) The Borrower shall give the Agent at least three (3) Business Days' prior written or telex notice, or telephonic notice confirmed promptly thereafter in writing (a "Letter of Credit Request"), in substantially the form of Exhibit D, of any requested issuance of a Letter of Credit; such notice shall be irrevocable and shall specify the stated amount of the Letter of Credit requested, the effective date (which day shall be a Business Day) of issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the Final Maturity Date), and the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the Agent not later than 12:00 P.M. (Central Standard time) on the last Business Day on which notice can be given under the immediately preceding sentence.

          (e) Subject to the terms and conditions of this Section 2.17 and provided that the applicable conditions set forth in Article III have been satisfied, the Agent shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with the Agent's usual and customary business practices. The Agent shall be authorized to issue Letters of Credit in an aggregate stated amount up to but not exceeding the Available Credit.

          (f) Immediately upon the issuance by the Agent of each Letter of Credit in accordance with the terms and conditions of this Agreement, the Agent shall be deemed to have sold and transferred to each Lender (other than Paribas), and each Lender (other than Paribas) shall be deemed irrevocably and unconditionally to have purchased and received from the Agent without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Ratable Portion, in such Letter of Credit and the obligations of the Borrower with respect thereto (including, without limitation, all Letter of Credit Reimbursement Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

          (g) In determining whether to pay under any Letter of Credit, the Agent shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Agent under any resulting liability to any Lender.

          (h) In the event that the Agent makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to the Agent pursuant to Section 2.17(l), the Agent shall promptly notify each Lender of such failure, and each Lender (other than Paribas) shall promptly and unconditionally pay to the Agent the amount of such Lender's Ratable Portion of such payment in Dollars and in same day funds. If the Agent so notifies such Lender prior to 10:00 A.M. (Central Standard time) on any Business Day, such Lender shall make available to the Agent for the account of the Agent its Ratable Portion of the amount of such payment on such Business Day in same day funds. If and to the extent such Lender shall not have so made such

 Lender's Ratable Portion of the amount of such payment available to the Agent, such Lender agrees to repay to the Agent for the account of the Agent forthwith on demand such amount together with interest thereon, for each day from such date until the date such amount is repaid to the Agent at the Federal Funds Rate. The failure of any Lender to make available to the Agent its Ratable Portion of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent its Ratable Portion of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent such other Lender's Ratable Portion of any such payment.

          (i) Whenever the Agent receives a payment of a Letter of Credit Reimbursement Obligation as to which the Agent has received any payment from a Lender pursuant to Section 2.11(h), the Agent shall promptly pay to each Lender which has paid such Lender's Ratable Portion thereof, in Dollars and in same day funds, an amount equal to such Lender's Ratable Portion thereof.

          (j) Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which the Agent is a party and such other documentation as may reasonably be requested by such Lender.

          (k) The obligations of the Lenders to make payments to the Agent with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances (except as expressly provided in Section 2.17(f) or (g)), including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the Collateral Securities;

               (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including, without limitation, any underlying transaction between the Borrower and the beneficiary named in any Letter of Credit);

               (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Collateral Securities; or

               (v)     the occurrence of any Default or Event of Default.

          (1) The Borrower agrees to pay to the Agent the amount of all such Letter of Credit Reimbursement Obligations owing to the Agent under any Letter of Credit immediately when due, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against the Agent or any other Person. The Borrower agrees to reimburse the Agent for all amounts which the Agent pays under such Letter of Credit no later than the time specified in such Letter of Credit Reimbursement Agreement. If a Letter of Credit Reimbursement Obligation shall arise prior to the Termination Date, the same shall automatically be converted, without necessity for further act or evidence, into a Base Rate Loan hereunder up to the amount of the Available Credit, provided, however, that no Default or Event of Default shall have occurred and be continuing. With respect to any Letter of Credit Reimbursement Obligation that shall arise (i) after the Termination Date or
(ii) during the continuance of a Default or any Even of Default, or for any other reason is not automatically converted into a Base Rate Loan hereunder, such Letter of Credit Reimbursement Obligation shall immediately become payable on demand with interest computed from the date on which such Letter of Credit Reimbursement Obligation arose to the date of repayment in full thereof at the rate of interest applicable to past due Base Rate Loans. If any payment made by or on behalf of the Borrower and received by the Agent with respect to any Letter of Credit is rescinded or must otherwise be returned by the Agent for any reason and if the Agent has paid to any Lender such Lender's Ratable Portion thereof, each such Lender shall, upon notice by the Agent, forthwith pay over to the Agent an amount equal to such Lender's Ratable Portion of the amount which must be so returned by the Agent.

          (m) The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by it:

               (i) to the Agent, for the account of the Agent, an issuance fee, the amount and dates of payment of which and the terms of which are embodied in separate agreements between the Borrower and the Agent;

               (ii) to the Agent, for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fixed rate commission equal to the Applicable Eurodollar Rate Margin in effect at the date of issuance of the maximum amount available from time to time to be drawn under such Letter of Credit, payable in arrears on the last Business Day of each Fiscal Quarter and on the termination of such Letter of Credit, and calculated on the basis of a 360-day year and the actual number of days elapsed; provided, however, the Agent, for the account of the Agent, will deduct from such commission an administrative fee equal to .0125%per annum of the maximum amount available from time to time to be drawn under such Letter of Credit; and

(iii) to the Agent, for the account of the Agent, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Agent's standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

          (n) At the Closing Date, the Existing Letter of Credit, without further act or evidence, shall be deemed to be a Letter of Credit issued and outstanding hereunder, governed by and subject to the terms hereof and a Letter of Credit Reimbursement Agreement.


                                 ARTICLE III.


           CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT


          3.1. Conditions Precedent to Initial Revolving Credit Loans and Letters of Credit. The obligation of each Lender to make its initial Revolving Credit Loan or of the Agent to issue a Letter of Credit (or to accept the Existing Letter of Credit as a Letter of Credit issued and outstanding hereunder) is subject to satisfaction of the conditions precedent that the Agent shall have received, and there shall have been created in the Agent's favor, on the Closing Date, the following, each dated or created on the Closing Date unless otherwise indicated, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender (except in the case of the deposit of the Crusader Shares for the creation of an Equitable Mortgage referred to in
Section 3.1(e)):

          (a) The Revolving Credit Notes to the order of the Lenders, respectively.

          (b) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) the resolutions of its Board of Directors approving each Loan Document to which it is a party, (ii) all documents evidencing other necessary corporate action and required governmental and third party approvals, licenses and consents with respect to each Loan Document to which it is a party and the transactions contemplated thereby,
(iii) a copy of its and each of the Material Subsidiaries' articles or certificates of incorporation and By-Laws, or its Memorandum and Articles of Association (as the case may be) as of the Closing Date, and (iv) the names and true signatures of each of its officers who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Person.

          (c) A copy of the articles or certificate of incorporation of the Borrower certified as of a recent date by the Secretary of State of the state of incorporation of the Borrower and a copy of the Certificate of Incorporation and Articles of Association of TOH certified as a true copy by a director or secretary of TOH, together with a certificate of the Texas Comptroller of Public Accounts attesting to the good standing of the Borrower and evidence satisfactory to the Agent that TOH has good standing under Australian law.

          (d) A favorable opinion of Jackson & Walker, L.L.P., U.S. counsel to the Borrower, in substantially the form of Exhibit H-1, and as to such other matters as any Lender through the Agent may reasonably request, and a favorable opinion of Corrs, Chambers & Westgarth, Australian counsel to the Borrower and TOH in substantially the form of Exhibit H-2.

          (e) The deposit of certificates for the Crusader Shares by both the Borrower and TOH as security for the performance of the Obligations so that an Equitable Mortgage will be created in respect of those Crusader Shares upon the making of any Revolving Credit Loan or the issuing of any Letter of Credit in accordance with the terms of this Agreement, together with:

               (i) evidence that all action necessary or, in the opinion of the Agent, desirable to perfect and protect the Liens created by the Equitable Mortgages have been taken;

               (ii) evidence that any stamp duty which was required to be paid has either been paid or appropriate arrangements have been made satisfactory to the Agent concerning payment of any such stamp duty;

               (iii) a certificate of Solvency and Execution from at least one (1) director of TOH and one (1) company secretary of TOH; and

               (iv) a letter of undertaking from or on behalf of Crusader to the effect that Crusader shall not, during the term hereof, change the Crusader Shares from certificated holdings to uncertificated holdings under the Clearinghouse Electronic Subregister System as established by the Australian Stock Exchange, or any other similar register system maintained by an internationally recognized securities exchange.

          (f) The Security Agreement, duly executed by the Borrower, together with the Letter Agreement with United States Trust Company of New York referred to in Section 6(a)(i) of the Security Agreement.

          (g) Acknowledgment copies of proper Financing Statements (Form UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the Lien created by the Security Agreement; certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing the Financing Statements referred to above and all other effective financing statements which name the Borrower (under its present name or any previous name) as debtor and which are filed in the jurisdictions referred to above, together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by the Security Agreement or the Equitable Mortgages); and evidence of the completion of all recordings and filings of the Security Agreement and the

 Equitable Mortgage as may be necessary or, in the opinion of the Agent, desirable to perfect and protect the Liens created thereby.

          (h) Such additional documents, information and materials as any Lender, through the Agent, may reasonably request.

          (i) A certificate, signed by a Responsible Officer of the Borrower, stating that the following statements are true and correct on the Closing Date:

               (i) The statements set forth in Section 3.2 are true after giving effect to the Revolving Credit Loans being made and/or Letters of Credit being issued (or deemed issued) on the Closing Date.

               (ii) All costs and accrued and unpaid fees and expenses (including, without limitation, legal fees and expenses) required to be paid to the Lenders on or before the Closing Date, including, without limitation, those referred to in Sections 2.4, 2.17 and 10.4, to the extent then due and payable, have been paid.

               (iii) All necessary governmental and third party approvals required to be obtained by any Loan Party in connection with the transactions contemplated hereby have been obtained and remain in effect, and all applicable waiting periods have expired without any action being taken by any competent authority which restrains, prevents, impedes, delays or imposes materially adverse conditions upon any of the transactions contemplated hereby.

               (iv) There exists no judgment, order, injunction or other restraint prohibiting or in the reasonable judgment of any Lender imposing materially adverse conditions upon any of the transactions contemplated hereby.

               (v) There exists no claim, action, suit, investigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or, to the best of Borrower's knowledge, threatened in any court or before any arbitrator or Governmental Authority which relates to the Loan Documents or the financing hereunder or which, if adversely determined, would have a Material Adverse Effect.

          (j) Evidence satisfactory to the Agent that all Indebtedness of the Borrower to NationsBank of Texas, N.A. pursuant to the Credit Agreement dated December 30, 1994, between the Borrower and NationsBank of Texas, N.A. is paid in full.

          (k) A certificate, signed by a Responsible Officer of the Borrower, stating that attached thereto are true, correct and complete copies of the following, as amended, supplemented or modified and in effect at the Closing Date: (i) the U.S. Trust Custodial Agreement; and (ii) the Indentures.

          3.2. Conditions Precedent to Each Revolving Credit Loan and Letter of Credit. The obligation of each Lender to make any Revolving Credit Loan (including any Revolving Credit Loan being made by such Lender on the Closing Date), and the obligation of the Agent to issue any Letter of Credit (including any Letter of Credit deemed to be issued by the Agent on the Closing Date), shall be subject to the further conditions precedent that:

          (a) The following statements shall be true on the date of such Revolving Credit Loan or Letter of Credit, before and after giving effect thereto and to the application of the proceeds therefrom (and the acceptance by the Borrower of the proceeds of such Revolving Credit Loan or of the issuance of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Revolving Credit Loan or Letter of Credit such statements are true):

               (i)The representations and warranties of the Borrower contained in Article IV and of each Loan Party in the other Loan Documents are correct on and as of such date as though made on and as of such date; and

               (ii) No Default or Event of Default will result from the Revolving Credit Loans being made and/or the Letters of Credit being issued on such date.

          (b) The making of the Revolving Credit Loans and/or the issuance of the Letters of Credit on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently.

          (c) The Agent shall have received such additional documents, information and materials as any Lender, through the Agent, may reasonably request.

          3.3. Condition Precedent to Each Revolving Credit Loan to Fund Purchase Money Indebtedness. The obligation of each Lender to make any Revolving Credit Loan, the proceeds of which will be used by the Borrower to fund Purchase Money Indebtedness, shall be subject to the further condition precedent that the Borrower shall have notified the Agent at least ten (10) Business Days prior to the date proposed for the relevant Borrowing that proceeds of such Borrowing will be used to fund Purchase Money Indebtedness, and on or before such date of Borrowing, the Borrower, at its sole cost and expense, shall have delivered to the Agent a mortgage, deed of trust, security agreement, pledge or other security instrument, that will create a Purchase Money Lien.


                                 ARTICLE IV.


                        REPRESENTATIONS AND WARRANTIES


          To induce the Lenders and the Agent to enter into this Agreement, the Borrower represents and warrants to the Lenders and the Agent that:

          4.1. Corporate Existence; Compliance with Law. Each Loan Party and each of the Material Subsidiaries and, to the best of the Borrower's knowledge, Crusader (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except for failures which in the aggregate have no Material Adverse Effect; (iii) has all requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted; (iv) is in compliance with its certificate of incorporation and by-laws; (v) is in compliance with all other applicable Requirements of Law except for such non-compliances as in the aggregate have no Material Adverse Effect; and (vi) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents or approvals which can be obtained by the taking of ministerial action to secure the grant or transfer thereof or failures which in the aggregate have no Material Adverse Effect.

          4.2.     Corporate Power; Authorization; Enforceable Obligations.
 (a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby:

               (i)     are within such Loan Party's corporate powers;

               (ii) have been or, at the time of delivery thereof pursuant to Article III, will have been duly authorized by all necessary corporate action, including, without limitation, the consent of stockholders where required;

               (iii) do not and will not (A) contravene any Loan Party's respective certificate of incorporation or by-laws or other comparable governing documents, (B) violate any other applicable Requirement of Law (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Loan Party or any of the Material Subsidiaries, or (D) result in the creation or imposition of any Lien upon any of the property of any Loan Party or any of its Material Subsidiaries, other than those in favor of the Agent pursuant to the Collateral Securities; and

               (iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those which have been or will be, prior to the Closing Date, obtained or made and copies of which in the case of those involving a Governmental Authority have been or will be delivered to the Agent pursuant to Section 3.1, and each of which on the Closing Date will be in full force and effect.

          (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to Section 3.1, duly executed and delivered by each Loan Party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party thereto, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar law affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

          4.3. Taxes. All federal, state, local and foreign tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, except where (i) contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP or (ii) all such failures to file or non-payments in the aggregate have no Material Adverse Effect.

          4.4. Full Disclosure. No written statement prepared or furnished by or on behalf of any Loan Party or any of its Affiliates in connection with any of the Loan Documents or the consummation of the transactions contemplated hereby, and no financial statement delivered pursuant hereto or thereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

          4.5. Borrower Reports. (a) The Borrower has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (collectively, the "Borrower Reports"). Each Borrower Report has been prepared and filed in accordance with all applicable rules and regulations of the Securities and Exchange Commission and at the time of its filing was otherwise in compliance with such rules and regulations in all material respects. As of their respective dates, the Borrower Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Borrower Reports (including the related notes and schedules) presents fairly the consolidated financial position of the Borrower and its consolidated Subsidiaries as of its date, and each of the consolidated statements of operations and cash flows (or changes in financial position prior to the application of Statement of Financial Accounting Standards No. 95 ("SFAS 95")) included in or incorporated by reference into the Borrower Reports (including any related notes and schedules) presents fairly the results of operations and cash flows (or changes in financial position prior to application of SFAS 95), as the case may be, of the Borrower and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the omission of certain notes not ordinarily accompanying such unaudited financial statements, and to normal and recurring year-end audit adjustments, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          4.6.     Financial Matters.     (a)     The consolidated balance
sheets of the Borrower and its consolidated Subsidiaries as at December 31, 1994, May 31, 1994 and May 31, 1993 and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year then ended, certified by Price Waterhouse LLP, copies of which have been furnished to each Lender, fairly present the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in conformity with GAAP.

          (b) Since December 31, 1994, there has been no Material Adverse Change and there have been no events or developments that in the aggregate have had a Material Adverse Effect.

          (c) Neither the Borrower nor any of its Subsidiaries had at December 31, 1994 any material: (i) Contractual Obligation or other obligation or (ii) Contingent Liability or liability for Taxes, long-term leases or unusual forward or long-term commitments which is not reflected in the balance sheet at such date referred to in subsection (a) above or in the notes thereto.

          4.7 Litigation. Except as set forth in Schedule 4.7, (i) there are no pending or, to the best of the Borrower's knowledge, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator and (ii) to the best of the Borrower's knowledge, there are no pending or threatened actions, investigations or proceedings affecting Crusader before any court, Governmental Authority or arbitrator, other than those that in the aggregate, if adversely determined, could not reasonably be expected to have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any of the Loan Documents is not restrained or enjoined (either temporarily, preliminarily or permanently), and no material adverse condition has been imposed by any Governmental Authority or arbitrator upon any of the foregoing transactions.

          4.8. Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          4.9 Material Subsidiaries. Set forth on Schedule 4.9 hereto is a listing of the Material Subsidiaries and, as to each such Material Subsidiary, the jurisdiction of its incorporation, the number of shares of each class of Stock authorized, the number outstanding on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. No Stock of any Material Subsidiary is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. All of the outstanding capital Stock of each such Material Subsidiary has been validly issued, is fully paid and non-assessable and is owned by the Borrower, free and clear of all Liens except Liens in favor of the Agent. Neither the Borrower nor any such Material Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any shares of Stock of any such Material Subsidiary, other than the Loan Documents. Other than Crusader and the Material Subsidiaries, no Subsidiary of the Borrower is a "Significant Subsidiary", as such term is defined in Regulation S-X promulgated under the Securities Act of 1933, as amended.

          4.10     ERISA.     (a)     There are no Multiemployer Plans.

          (b) Each Plan and any related trust intended to qualify under Code Section 401 or 501 has been determined by the IRS to be so qualified and to the best of Borrower's knowledge nothing has occurred which would cause the loss of such qualification.

          (c) None of the Borrower, any of its Subsidiaries or any ERISA Affiliate, with respect to any Pension Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the Code or
Section 302 of ERISA or the terms of any such plan, and all required contributions and benefits have been paid in accordance with the provisions of each such plan.

          (d) There are no pending or, to the best of the Borrower's knowledge, threatened claims, actions or proceedings (other than claims for benefits in the normal course), relating to any Plan other than those that in the aggregate, if adversely determined, would have no Material Adverse Effect.

          (e) No Pension Plan has any unfunded accrued benefit liabilities in excess of $250,000, as determined by using reasonable actuarial assumptions utilized by such plan's actuary for funding purposes. Within the last five
(5) years none of the Borrower, any of its Subsidiaries or any ERISA Affiliate has caused a Pension Plan with any such liabilities to be transferred outside of its "controlled group" (within the meaning of Section 4001(a)(14) of ERISA).

          (f) No Plan provides for continuing health, disability, accident or death benefits or coverage for any participant or his or her beneficiary after such participant's termination of employment (except as may be required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary) which would result in the aggregate under all Plans in a liability in an amount which would have a Material Adverse Effect.

          4.11 Liens. Except for Liens in favor of NationsBank of Texas, N.A. to be released at the Closing Date, there are no Liens of any nature whatsoever on any of the Collateral. The Liens granted to the Agent pursuant to the Collateral Securities are fully perfected first priority Liens in and to the Collateral.

          4.12 Ownership of TOH. The authorized Stock of TOH consists of 200,000 ordinary shares of Common Stock, A $1.00 par value per share, all of which shares are issued and outstanding. 199,900 shares of the outstanding capital Stock of TOH is beneficially held by the Borrower, free and clear of all Liens, and 100 shares of such outstanding capital Stock are owned, but not held beneficially, by John D. Story, who holds such shares on behalf of the Borrower. No authorized but unissued and no treasury shares of capital Stock of TOH are or will be subject to any option, warrant, right of conversion or purchase of any similar right. There are no agreements or understandings with respect to the voting, sale or transfer of any shares of Stock of TOH except as regards its change of registry.

          4.13.     No Burdensome Restrictions; No Defaults; Contractual
Obligations.     (a)     Neither the Borrower nor any of its Material
Subsidiaries (i) is a party to any Contractual Obligation the compliance with which will have a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, will result in the creation of a Lien (other than a Lien granted by one of the Equitable Mortgages, or otherwise pursuant to a Loan Document, and, in the case of Oil and Gas Properties, Permitted Liens) on (A) the Oil and Gas Properties of any thereof or (B) the capital Stock of any Material Subsidiary held by the Borrower, or (ii) is subject to any charter or corporate restriction which has a Material Adverse Effect.

          (b) Neither the Borrower, any of its Material Subsidiaries nor, to the best of the Borrower's knowledge, Crusader is in default under or with respect to any Contractual Obligation owed by it and, to the best of Borrower's knowledge, no other party is in default under or with respect to any Contractual Obligation owed to the Borrower or to any of its Subsidiaries, other than those defaults which in the aggregate have no Material Adverse Effect.

          (c) No Event of Default or Default has occurred and is continuing.

          (d) To the best of Borrower's knowledge, there is no Requirement of Law the compliance with which by the Borrower, any of its Subsidiaries or Crusader would have a Material Adverse Effect.

          (e) Except with respect to Hedging Contracts, no Material Subsidiary of the Borrower is subject to any Contractual Obligation restricting or limiting its ability to transfer its assets to the Borrower or to declare or make any dividend payment or other distribution on account of any shares of any class of its Stock or its ability to purchase, redeem, or otherwise acquire for value or make any payment in respect of any such shares or any shareholder rights.

          4.14.     [Intentionally Omitted.]

          4.15. Government Regulation. Neither the Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or any other federal or state statute or regulation such that its ability to incur Indebtedness is limited, or its ability to consummate the transactions contemplated hereby or by any other Loan Document, or the exercise by the Agent or any Lender of rights and remedies hereunder or thereunder, is impaired. The making of the Revolving Credit Loans by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents will not violate any provision of any of the foregoing or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

          4.16.     Insurance.  All policies of insurance set forth in
Schedule 4.16 are in full force and effect.

          4.17.     Labor Matters.     (a)     There are no strikes, work
stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower, any of its Material Subsidiaries or, to the best of the Borrower's knowledge, Crusader, other than those which in the aggregate have no Material Adverse Effect.

     (b) There are no unfair labor practice charges, arbitrations or grievances pending against or involving, or, except with respect to potential wrongful termination or discharge claims, to the best of Borrower's knowledge threatened against, the Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those which, in the aggregate, if resolved adversely to the Borrower or such Subsidiary, would have no Material Adverse Effect.

          (c) As of the Closing Date, neither the Borrower nor any of its Subsidiaries are parties to, or have any obligations under, any collective bargaining agreement in the United States.

          (d) There is no organizing activity involving the Borrower or any of its Subsidiaries pending or, to the best of Borrower's knowledge, threatened by any labor union or group of employees, other than those which in the aggregate have no Material Adverse Effect. There are no representation proceedings pending or, to the best of Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of the Borrower or any of its Subsidiaries have made a pending demand for recognition, other than those which in the aggregate have no Material Adverse Effect.

          4.18. Force Majeure. Neither the business nor the properties of the Borrower or any of its Material Subsidiaries are currently suffering from the effects of any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), other than those which in the aggregate have no Material Adverse Effect.

          4.19. Use of Proceeds. The proceeds of the Revolving Credit Loans are being used by the Borrower solely for general working capital and corporate purposes, including to fund Purchase Money Indebtedness.

          4.20.     Environmental Protection.  Except as disclosed on Schedule
4.20:

          (a) the Oil and Gas Properties and all other real property leased, owned, or operated by the Borrower or any of its Subsidiaries is free from contamination by any Hazardous Material which could reasonably be expected to have a Material Adverse Effect;

          (b) the operations of the Borrower and each of its Subsidiaries are in compliance in all respects with all applicable Environmental Laws, except where all such noncompliance would have no Material Adverse Effect;

          (c) neither the Borrower nor any of its Subsidiaries have liabilities with respect to Hazardous Materials, and no facts or circumstances exist which could give rise to liabilities with respect to Hazardous Materials which could reasonably be expected to have a Material Adverse Effect;

          (d)     (i)     the Borrower and its Subsidiaries have obtained,
currently maintained and have all Environmental Permits necessary for their operations and are in material compliance with such Environmental Permits,
(ii) there are no Legal Proceedings pending or, to the best of Borrower's and its Subsidiaries' knowledge, threatened to revoke, or alleging the violation of, such Environmental Permits, and (iii) neither the Borrower or any of its Subsidiaries received any notice from any source to the effect that there is lacking any Environmental Permit required in connection with the current use or operation of any property leased, owned, or operated by the Borrower or any of its Subsidiaries, except where all such noncompliance with Environmental Permits; Legal Proceedings; or the lacking of any Environmental Permit would not have a Material Adverse Effect;

          (e) neither the Borrower's nor any of its Subsidiaries' current facilities and operations, nor, to the best of Borrower's knowledge or any of its Subsidiaries' knowledge, any predecessor of the Borrower or any of its Subsidiaries, nor any of their past facilities and operations, nor any owner of premises leased or operated by the Borrower and its Subsidiaries, are subject to any outstanding written Order or Environmental Contract, including Environmental Liens, with any Governmental Authority or other Person, or to any federal, state, local, foreign or territorial investigation respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any Environmental Claim, or (iv) the Release or threatened Release of any Hazardous Material, except where all such Orders and Environmental Contracts would have no Material Adverse Effect;

          (f) neither the Borrower nor any of its Subsidiaries are subject to any pending Legal Proceeding alleging the violation of any Environmental Law nor, to the best of Borrower's knowledge and its Subsidiaries' knowledge, are any such proceedings threatened, except where all such proceedings would have no Material Adverse Effect;

          (g) neither the Borrower nor any of its Subsidiaries nor, to the best of Borrower's knowledge or any of its Subsidiaries' knowledge, any predecessor of the Borrower or any of its Subsidiaries, nor any owner of any Oil and Gas Properties or any other real property leased or operated by the Borrower or any of its Subsidiaries, has filed any notice under federal, state or local, territorial or foreign law indicating past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment, in material violation of Environmental Laws, the failure to comply with which would have a Material Adverse Effect;

          (h) none of the operations of the Borrower or any of its Subsidiaries or, to the best of Borrower's knowledge or any of its Subsidiaries' knowledge, of any predecessor of the Borrower or any of its Subsidiaries, or of any owner of any Oil and Gas Properties or other real property leased or operated by the Borrower or any of its Subsidiaries, involve or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state, local, territorial or foreign equivalent, in material violation of Environmental Laws, the failure to comply with which would have a Material Adverse Effect; and

          (i) there is not now, nor has there been in the past, on, in or under any Oil and Gas Properties or other real property leased, owned or operated by the Borrower or any of its Subsidiaries or any of their predecessors (i) any underground storage tanks or surface tanks, dikes or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls, or (iv) any radioactive substances, in material violation of Environmental Laws, the failure to comply with which would have a Material Adverse Effect.

          4.21. Intellectual Property. The Borrower and each of the Material Subsidiaries own or license or otherwise have the right to use all material intellectual property rights that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto.

          4.22. Title to Oil and Gas Properties. Each of the Borrower, the Material Subsidiaries and, to the best of the Borrower's knowledge, Crusader has good and defensible title to its respective Oil and Gas Properties in that such title is (i) evidenced by an instrument or instruments and is sufficient against competing claims of bona fide purchasers for value without notice and (ii) free and clear of all Liens, other than Permitted Liens and Liens securing Indebtedness that has been paid in full and discharged.



                                  ARTICLE V.


                              FINANCIAL COVENANT


          As long as any of the Obligations or Commitments remain outstanding, unless the Majority Lenders otherwise consent in writing, the Borrower agrees with the Lenders and the Agent that the Borrower shall maintain at the end of each Fiscal Quarter at all times during the term of this Agreement, commencing with the Fiscal Quarter ending on March 31, 1995, a ratio of (a) EBITDA to (b) Interest Expense, determined (i) for the Fiscal Quarter ended March 31, 1995, on the basis of such Fiscal Quarter; (ii) for the Fiscal Quarter ended June 30, 1995, on the basis of the two Fiscal Quarters ending on such date; (iii) for the Fiscal Quarter ended September 30, 1995, on the basis of the three Fiscal Quarters ending on such date; and (iv) for the Fiscal Quarter ended December 31, 1995 and for each Fiscal Quarter thereafter, on the basis of the four Fiscal Quarters ending on the date of determination, of not less than 2.5:1.


                                 ARTICLE VI.


                            AFFIRMATIVE COVENANTS


          As long as any of the Obligations or the Commitments remain outstanding, unless the Majority Lenders otherwise consent in writing, the Borrower agrees with the Lenders and the Agent that:

          6.1 Compliance with Laws, Etc. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, and shall use its best efforts to cause Crusader to comply, in all material respects with all Requirements of Law, Contractual Obligations, commitments, instruments, licenses, permits and franchises, including, without limitation, all Permits; provided, however, that the Borrower shall not be deemed in default of this Section 6.1 if all such non-compliances in the aggregate have no Material Adverse Effect.

          6.2. Conduct of Business. The Borrower shall (a) conduct, and shall cause each of its Subsidiaries to conduct, its business in the ordinary course and consistent with past practice; and (b) perform and observe, and cause each of its Subsidiaries to perform and observe, all the terms, covenants and conditions required to be performed and observed by it under its Contractual Obligations (including, without limitation, to pay all royalties and other charges payable under any instrument creating any Oil and Gas Property interest and all debts and other obligations as the same become due), and do, and cause its Subsidiaries to do, all things necessary to preserve and to keep unimpaired its rights under such Contractual Obligations; provided, however, that, in the case of each of clauses (a) and (b), the Borrower shall not deemed in default of this Section 6.2 if all such failures in the aggregate have no Material Adverse Effect.

          6.3. Payment of Taxes, Etc. The Borrower shall pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings, if adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP; provided, however, that the Borrower shall not be deemed in default of this Section 6.3 if all such non-payments in the aggregate have no Material Adverse Effect.

          6.4. Maintenance of Insurance. The Borrower shall maintain, and shall cause each of its Material Subsidiaries to maintain, insurance substantially consistent (in terms of the nature and amount of coverages) with the coverages provided by the policies set forth in Schedule 4.16 hereto. The Borrower will furnish to the Agent from time to time such information as may be requested as to such insurance.

          6.5 Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and shall cause each of the Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except as permitted under Section 7.5.

          6.6. Access. The Borrower shall, at any reasonable time and from time to time, permit the Agent or any of the Lenders, or any agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Subsidiaries,
(b) visit the properties of the Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with any of their respective officers or directors, and (d) communicate directly with the Borrower's independent certified public accountants. The Borrower shall authorize its independent certified public accountants to disclose to the Agent or any Lender any and all financial statements and other information of any kind, including, without limitation, copies of any management letter, or the substance of any oral information that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Subsidiaries.

          6.7. Keeping of Books. The Borrower shall keep, and shall cause each of the Material Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all material financial transactions and the assets and business of the Borrower and each such Material Subsidiary.

          6.8. Maintenance of Properties, Etc. The Borrower shall maintain and preserve, and shall cause each of its Subsidiaries to maintain and preserve, (i) all of its Oil and Gas Properties and other properties which are used or useful or necessary in the conduct of its business in good working order and condition, and (ii) all rights, permits, licenses, approvals and privileges (including, without limitation, all Permits) which are used or useful or necessary in the conduct of its business; provided, however, that the Borrower shall not be deemed in default of this Section 6.8 if all such failures in the aggregate have no Material Adverse Effect.

          6.9. Performance and Compliance with Other Covenants. The Borrower shall perform and comply with, and shall cause each of its Subsidiaries to perform and comply with, each of the covenants and agreements under each Contractual Obligation to which it or any of its Subsidiaries is a party; provided, however, that the Borrower shall not be deemed in default of this Section 6.9 if all such failures in the aggregate have no Material Adverse Effect.

          6.10. Application of Proceeds. The Borrower shall use the entire amount of the proceeds of the Revolving Credit Loans as provided in
Section 4.19. The Borrower shall not use any amount of the proceeds of the Revolving Credit Loans to fund Purchase Money Indebtedness unless and until the condition precedent provided for in Section 3.3 has been satisfied.

          6.11     Financial Statements.  The Borrower shall furnish to the
Lenders:

          (a) as soon as available and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, all prepared in conformity with GAAP and certified by the chief financial officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries at such date and for such period, together with (i) a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto, and (ii) a schedule in form satisfactory to the Agent of the computations used by the Borrower in determining compliance with the financial covenant contained herein;

          (b) as soon as available and in any event within 105 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such year and consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, in a manner acceptable to the Majority Lenders by Price Waterhouse LLP or other independent public accountants of recognized national standing, together with a certificate of such accounting firm in substantially the form of Exhibit I hereto;

          (c) promptly after the same are received by the Borrower, a copy of each management letter provided to the Borrower by its independent certified public accountants which refers in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Borrower or any of its Material Subsidiaries; and

          6.12.     Reporting Requirements.  The Borrower shall furnish to the
Lenders:

          (a) promptly and in any event within thirty (30) days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a written statement of the chief financial officer or other appropriate officer of the Borrower describing such ERISA Event or waiver request and the action, if any, which the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed by or with the PBGC or the IRS pertaining thereto;

          (b) promptly and in any event within ten (10) days after receipt thereof, a copy of any adverse notice, determination letter, ruling or opinion the Borrower, any of its Subsidiaries or any ERISA Affiliate receives from the PBGC, DOL or IRS with respect to any Plan, other than those which, in the aggregate, do not have any reasonable likelihood of resulting in a Material Adverse Effect;

          (c) promptly after the commencement thereof, notice of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Borrower or any of its Subsidiaries, except those which in the aggregate, if adversely determined, could not reasonably be expected to have a Material Adverse Effect;

          (d) promptly and in any event within two (2) Business Days after a Responsible Officer of the Borrower becomes aware of the existence of (i) any Default or Event of Default, (ii) any breach or non-performance of, or any default under, any Contractual Obligation which is material to the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (iii) any Material Adverse Change or any event, development or other circumstance which has any reasonable likelihood of causing or resulting in a Material Adverse Effect, telephonic or telecopied notice in reasonable detail specifying the nature of the Default, Event of Default, breach, non-performance, default, event, development or circumstance, including, without limitation, the anticipated effect thereof, which notice shall be promptly confirmed in writing within five (5) days;

          (e) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to its security holders generally, and copies of all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange or the National Association of Securities Dealers, Inc.;

          (f) upon the request of any Lender, through the Agent, copies of all federal, state and local Tax returns and reports filed by the Borrower or any of the Material Subsidiaries in respect of Taxes measured by income (excluding sales, use and like Taxes);

          (g) promptly and in any event within five (5) days of a Responsible Officer of the Borrower learning of an Environmental Claim, Environmental Liability or Remedial Action that could have a Material Adverse Effect and that was not previously disclosed in writing to the Agent, written notice to the Agent thereof;

          (h) upon written request by any Lender through the Agent, a report providing an update of the status of any Environmental Claim, Environmental Liability, Remedial Action or any other issue identified in any notice or report required pursuant to this Section 6.12; and

          (i) such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any of the Material Subsidiaries as any Lender through the Agent may from time to time reasonably request.

          6.13 Employee Plans. For each Plan and any related trust hereafter adopted or maintained by a Loan Party or any of its ERISA Affiliates intended to qualify under Code Section 125, 401 or 501, the Borrower shall (i) seek, and cause such of its ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such plan is so qualified; and (ii) cause such plan to be so qualified.

          6.14. Fiscal Year. The Borrower shall maintain as its Fiscal Year the twelve month period ending on December 31 of each year.

          6.15.     Environmental Matters.  (a)     The Borrower shall comply
and shall cause each of its Subsidiaries to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except where noncompliance would not have a Material Adverse Effect.

          (b) If Agent or Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law by Borrower or any of its Subsidiaries related to any Oil and Gas Property or any other real property owned, leased or operated by Borrower or any of its Subsidiaries, or Oil and Gas Property or real property adjacent to such Oil and Gas Property or real property which would have a Material Adverse Effect, then Borrower agrees, upon request from the Agent, to provide the Agent, at Borrower's expense, with such reports, certificates, engineering studies or other written material or data as the Agent or Lenders may reasonably require so as to reasonably satisfy the Agent and Lenders that Borrower or such Subsidiary is in material compliance with all applicable Environmental Laws. Furthermore, Agent shall have the right to inspect during normal business hours any Oil and Gas Property or any other real property owned, leased or operated by Borrower or any of its Subsidiaries if at any time Agent or Lenders have a reasonable basis to believe that there may be such a material violation of Environmental Law which would have a Material Adverse Effect.

          (c) The Borrower shall, and shall cause each of its Subsidiaries to, take such Remedial Action or other action as required by Environmental Laws, as any Governmental Authority requires, except to the extent contested in good faith and by proper proceedings, or as is appropriate and consistent with good business practice, or where the failure to take any such action would not have a Material Adverse Effect.

          6.16. Borrowing Base Matters.     (a)     On or before the third
Business Day of each month, and on or before the 18th Business Day of such month until the Termination Date, the Borrower shall furnish or cause to be furnished to the Agent a U.S. Trust Custodial Account Statement as of the close of business on such date; provided, however that in addition to the foregoing, not more than once a month (i) the Borrower may submit to the Agent an interim U.S. Trust Custodial Account Statement with the Borrower's request that the Agent redetermine the Borrowing Base based thereon and (ii) the Agent may require the Borrower to submit an interim U.S. Trust Custodial Account Statement and the Agent may (but shall not be obligated to) redetermine the Borrowing Base based thereon.

          (b) Upon receipt of each U.S. Trust Custodial Account Statement, the Agent shall notify the Borrower of any redetermination of the Borrowing Base based thereon. Such Borrowing Base as so determined by the Agent shall remain in effect until the next redetermination thereof.

          (c) Provided that there shall not have occurred and be continuing a Default or Event of Default, (i) the Borrower may, or cause TOH to, sell, transfer or otherwise dispose of any Crusader Shares held by either, and (ii) the Borrower may sell, transfer or otherwise dispose of any Marketable Securities. Prior to any permitted sale, transfer or other disposition by the Borrower or TOH of any Crusader Shares, or any conversion by TOH of the Crusader Notes into Crusader Shares, the Borrower shall provide the Agent with at least ten (10) Business Days' prior written notice thereof. With respect to any such sale, transfer or other disposition by the Borrower or TOH of any Crusader Shares, the Agent, at the sole cost and expense of the Borrower, shall execute and deliver any instruments required to release from the Lien of the Equitable Mortgage(s) the Crusader Shares that are the subject of such sale, transfer or other disposition. With respect to any permitted sale, transfer or other disposition by the Borrower of any Marketable Security held in the U.S. Trust Custodial Account, by not later than the close of business on the third day after the date of consummation of any such sale, transfer or other disposition of any Marketable Securities, the Borrower shall furnish or cause to be furnished to the Agent a statement particularizing the terms of any such sale, transfer or disposition and the Agent shall redetermine the Borrowing Base based thereon.

          (d) The Borrower shall promptly notify the Agent in writing in the event that at any time the Borrower or any of its Subsidiaries receives or otherwise gains knowledge that (i) the Borrowing Base is less than 80% of the Borrowing Base reflected in the most recent Borrowing Base determination made by the Agent or (ii) the Revolving Credit Loans and Letter of Credit Obligations outstanding at such time exceed the lower of (A) the Aggregate Commitments and
(B) the Borrowing Base at such time as a result of any decrease in the Borrowing Base, and the amount of such excess.

          (e) From time to time upon request of the Agent, the Borrower shall furnish to the Agent any information which the Agent may reasonably request regarding the Borrowing Base. The Agent may make test verifications of the U.S. Trust Custodial Account and the Marketable Securities in any manner and through any medium that the Agent considers advisable, and the Borrower shall furnish all such assistance and information as the Agent may require in connection therewith.

          6.17. Designated Senior Indebtedness. Within ten (10) Business Days of the Closing Date, Borrower will take such steps as may be required to designate all Indebtedness hereunder as "Designated Senior Indebtedness" under the Indentures.



                                 ARTICLE VII.


                              NEGATIVE COVENANTS


          As long as any of the Obligations or Commitments remain outstanding, without the written consent of the Majority Lenders, the Borrower agrees with the Lenders and the Agent that:

          7.1 Liens, Etc. The Borrower shall not create or suffer to exist, and shall not permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of the Collateral, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income with respect thereto, except for Liens created pursuant to the Loan Documents. The Borrower shall not create or suffer to exist, and shall not permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to the Stock of TOH owned by the Borrower or the Crusader Notes owned by TOH. The Loan Parties will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral, and will defend the right, title and interest of the Lender's in and to all of the Loan Parties' respective rights under the Collateral and in and to the proceeds thereof against the claims and demands of all Persons whomsoever.

          7.2. Indebtedness. The Borrower shall not create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Indebtedness, or incur, assume, endorse, be or become liable for, or guarantee, directly or indirectly, or permit or suffer to exist, any Contingent Obligation, except to the extent permitted by Sections 3.6, 3.11 or
3.13 of the U.S. Trust Indenture, the terms of which are incorporated herein and made a part hereof for all purposes, it being specifically understood and agreed by the Borrower that the terms of such Sections 3.6, 3.11 and 3.13 as so incorporated herein will continue to be binding upon, and will continue to be observed by the Borrower until the Termination Date notwithstanding any defeasance of the Notes issued pursuant to the U.S. Trust Indenture or any defeasance of such Sections 3.6, 3.11 and 3.13, or any other event resulting in the termination of the Borrower's obligations under such Sections 3.6, 3.11 and 3.13.

          7.3.     [Intentionally Omitted.]

          7.4.     [Intentionally Omitted.]

          7.5.     [Intentionally Omitted.]

          7.6.     [Intentionally Omitted.]

          7.7.     Change in Nature of Business or in Capital Structure.
(a) The Borrower shall not make, and shall not permit any of the Material Subsidiaries to make, any material change in the nature or conduct of its business as carried on at the date hereof.

          (b) The Borrower shall not make, and shall not permit any of the Material Subsidiaries to make, any change in its capital structure (including, without limitation, in the terms of its outstanding Stock) or amend its certificate of incorporation or by-laws other than for changes or amendments which in the aggregate have no Material Adverse Effect.

          7.8. Modification of Material Agreements. The Borrower shall not, and shall not permit any of its Subsidiaries to, alter, amend, modify, rescind, terminate, supplement or waive any of their respective rights under, or fail to comply in all material respects with, any of its material Contractual Obligations; provided, however, that, with respect to any of the above, the Borrower shall not be deemed in default of this Section 7.8 if all such failures in the aggregate would have no Material Adverse Effect; and provided, further, that in the event of any breach or event of default by a Person other than the Borrower or any of its Subsidiaries, the Borrower shall promptly notify the Agent of any such breach or event of default immediately following knowledge thereof by a Responsible Officer and take all such action as may be reasonably necessary in order to endeavor to avoid having such breach or event of default have a Material Adverse Effect.

          7.9. Accounting Changes. The Borrower shall not make, nor permit any of its Subsidiaries to make, any change in accounting treatment and reporting practices or tax reporting treatment, except as permitted by GAAP or law and disclosed to the Lenders and the Agent.

          7.10.     [Intentionally Omitted.]

          7.11.     Adverse or Speculative Transactions.
(a) The Borrower shall not enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any transaction or Contractual Obligation the performance of which in the future would be inconsistent with or has any reasonable likelihood of resulting in a breach of any covenant contained herein or give rise to a Default or Event of Default or which contains any restriction or limitation of the type referred to in Section 4.13(e).

          (b) The Borrower shall not and shall not permit any of its Subsidiaries to engage in any transaction involving commodity options or futures contracts; provided, however, nothing herein shall prohibit the Borrower from entering into any commodity price hedging or forward sale transaction covering up to, but not to exceed, 100% of the actual production from the Borrower's and its Subsidiaries' Oil and Gas Properties reasonably projected for the duration of such hedging or forward sale transaction.

          7.12. Amendments to U.S. Trust Indenture. The Borrower shall not enter into any amendment of any of Sections 3.7, 3.8, 3.9, 3.11, 3.12,
3.13 or 9.1 of the U.S. Trust Indenture, or any other amendment to the U.S. Trust Indenture that would have any effect on such Sections.

          7.13. U.S. Trust Custodial Agreement. The Borrower shall not cancel, terminate or amend the U.S. Trust Custodial Agreement, provided, however, that account no. 89963000 may be canceled.

          7.14. Crusader Shares. The Borrower shall not, and shall not permit TOH to, cause or permit Crusader to change the Crusader Shares from certificated holdings to uncertificated holdings under the Clearinghouse Electronic Subregister System as established by the Australian Stock Exchange, or any other similar register system maintained by an internationally recognized securities exchange.


                                ARTICLE VIII.


                              EVENTS OF DEFAULT


          8.1. Events of Default. Each of the following events shall be an Event of Default:

          (a) The Borrower shall fail to pay any principal (including, without limitation, mandatory prepayments of principal) of, or interest on, any Revolving Credit Loan, any fee, any other amount due hereunder or under the other Loan Documents or other of the Obligations when the same becomes due and payable, if such failure shall remain unremedied for three (3) days; or

          (b) Any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

          (c) Any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Articles V, VI or VII or in any Collateral Document, or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for five (5) days after the earlier of the date on which (A) a Responsible Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Agent or any Lender, provided, however, unless such failure by its nature cannot be cured, and provided there has occurred no Material Adverse Effect as a result thereof, the Borrower may cure the Default created thereby by delivering to the Agent, within the five-day period otherwise provided hereinabove for cure, an undertaking to effect a remedy in form and substance reasonably satisfactory to the Agent; or

          (d) Any Loan Party or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness of such Loan Party or Subsidiary having a principal amount of $5,000,000 or more (excluding Indebtedness evidenced by the Revolving Credit Notes), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), or any Loan Party or any of its Material Subsidiaries shall be required to repurchase or offer to repurchase such Indebtedness, prior to the stated maturity thereof; or

          (e) Any Loan Party or any of the Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Loan Party or any of the Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against any Loan Party or any of the Material Subsidiaries (but not instituted by it),either such proceedings shall remain undismissed or unstayed for a period of ninety (90) days or any of the actions sought in such proceedings shall occur; or any Loan Party or any of the Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

          (f) Any judgment or order for the payment of money in excess of $5,000,000 to the extent such excess is not fully covered by insurance shall be rendered against any Loan Party or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of ten (10)
 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (g) An ERISA Event shall occur which, in the reasonable determination of the Majority Lenders, has a reasonable possibility of a liability, deficiency or waiver request of the Borrower or any ERISA Affiliate, whether or not assessed, exceeding $250,000; or

          (h) The Borrower or any of its Subsidiaries shall have entered into any consent or settlement decree or agreement or similar arrangement with an Governmental Authority or any judgment, order, decree or similar action shall have been entered against the Borrower or any of its Material Subsidiaries, in either case based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Hazardous Material and, in connection with any of the foregoing, there is likely to occur a Material Adverse Effect; or

          (i) Any provision of any Collateral Security after delivery thereof under Section 3.1, as the case may be, shall for any reason cease to be valid and binding on any Loan Party thereto, or any Loan Party shall so state in writing, and if such failure to be valid and binding by its nature may be remedied, such failure shall remain unremedied for a period of ten (10) days after delivery of notice indicating same by the Agent to the Borrower; or

          (j) Any Collateral Security after creation or delivery thereof pursuant to Section 3.1, as the case may be, shall, for any reason, cease to create a valid and enforceable Lien on any of the Collateral purported to be covered thereby, or such Lien shall cease to be a perfected and first priority Lien, or any Loan Party shall so state in writing, and if such failure to create a valid, enforceable, perfected first priority Lien by its nature may be remedied, such failure shall remain unremedied for a period of ten (10) days after delivery of notice indicating same by the Agent to the Borrower; or

          (k) The Borrower shall fail to own (i) beneficially all of the outstanding Stock of TOH and (ii) of record and beneficially all of the outstanding Stock of the Material Subsidiaries (other than Crusader), free and clear of all Liens, or there shall occur any Change of Control; or

          (l) There shall occur any default, or event which, but for the requirement that notice be given or time elapse or both, would be a default, under either of the Indentures, or for any reason the Obligations shall fail to constitute "Senior Indebtedness" thereunder, or any Trustee under either of such Indentures or the holders of a majority of the Indebtedness issued thereunder shall so state in writing; or

          (m) There shall occur a Material Adverse Change or an event which could have a Material Adverse Effect.

          8.2. Remedies. If there shall occur and be continuing any Event of Default, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders by notice to the Borrower, declare the obligation of each Lender to make Revolving Credit Loans and of the Agent to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and
(ii) shall at the request, or may with the consent, of the Majority Lenders by notice to the Borrower, declare the Revolving Credit Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Revolving Credit Notes, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Event of Default specified in subparagraph (e) above, (A) the obligation of each Lender to make Revolving Credit Loans and of the Agent to issue Letters of Credit shall automatically be terminated and (B) the Revolving Credit Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Agent may exercise any remedies provided for by the Collateral Securities in accordance with the terms thereof or any other remedies provided by applicable law.


                                 ARTICLE IX.


                                  THE AGENT


          9.1.     Authorization and Action.  (a)     Each Lender hereby
appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Agent is a party, and to exercise all rights, powers and remedies that the Agent may have under such Loan Documents.

          (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Revolving Credit Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Revolving Credit Notes; provided, however, that the Agent shall not be required to take any action which the Agent in good faith believes exposes it to personal liability or is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

          9.2. Agent's Reliance, Etc. Neither the Agent, nor any of its Affiliates or any of the respective directors, officers, agents or employees of the Agent or any such Affiliate shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Agent (i) may treat the payee of any Revolving Credit Note as the holder thereof until such note has been assigned in accordance with Section 10.7; (ii) may rely on the Register to the extent set forth in
Section 10.7(c); (iii) may consult with legal counsel (including, without limitation, counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents; (v) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or any other Loan Party or to inspect the property (including, without limitation, the books and records) of the Borrower or any other Loan Party; (vi) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vii) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

          9.3. Paribas and Affiliates. With respect to its Revolving Credit Commitment, the Revolving Credit Loans made by it and each Revolving Credit Note issued to it and Letters of Credit issued by it, in its capacity as the Agent, Paribas shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Paribas in its individual capacity. Paribas and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any other Loan Party or any of their respective Subsidiaries and any Person who may do business with or own securities of the Borrower or any other Loan Party or any of their respective Subsidiaries, all as if Paribas were not the Agent and without any duty to account therefor to the Lenders.

          9.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Article IV and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

          9.5. Indemnification. The Lenders agree to indemnify the Agent and its Affiliates, and their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower or other Loan Parties), ratably according to the respective principal amounts of the Revolving Credit Notes then held by each of them and Letter of Credit Obligations (including, without limitation, participations therein) owing to them (or if no Notes and Letter of Credit Obligations are at the time outstanding, ratably according to the respective amounts of the Aggregate Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or such Affiliate's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and disbursements of legal counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

          9.6. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent, which shall be subject to the approval of the Borrower, not to be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000, and which shall be subject to the approval of the Borrower, not to be unreasonably withheld or delayed. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


                                  ARTICLE X.


                                MISCELLANEOUS



          10.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Article III except as otherwise provided therein; (ii) increase the Commitments of the Lenders or subject the Lenders to any additional obligations; (iii) reduce the principal of, or interest on, the Revolving Credit Loans or any fees or other amounts payable hereunder;
(iv) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Loans or any fees or other amounts payable hereunder;(v) change the percentage of the Commitments, the aggregate unpaid principal amount of the Revolving Credit Loans, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder; (vi) release any Collateral except as shall otherwise be provided in the Collateral Securities; or (vii) amend this Section 10.1; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or the other Loan Documents.

          10.2. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including, without limitation, telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand, if to the Borrower, at its address at Triton Energy Corporation, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206 (telecopy number: 214/691-0597) (telephone number:
214/691-5200), Attention: Mr. Richard D. Preston, Treasurer; if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II; and if to the Agent, at its address at Banque Paribas Houston Agency, 1200 Smith, Suite 3100, Houston, Texas 77002 (telecopy number: 713/659-3832) (telephone number: 713/659-4811), Attention: Mr. Mark M. Green, Vice President; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, be effective three days after deposit in the mails, and when telegraphed, telexed, telecopied, cabled or delivered, when delivered to the telegraph company, confirmed by telex answerback, telecopied with confirmation of receipt, delivered to the cable company or delivered by hand to the addressee or its agent, respectively, except that notices and communications to the Agent pursuant to Article II or IX shall not be effective until received by the Agent.

          10.3. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Revolving Credit Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          10.4.     Costs; Expenses; Indemnities.     (a)  The Borrower agrees
to pay on demand (i) all reasonable costs and expenses of the Agent and each Lender in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, each of the other Loan Documents and each of the other documents to be delivered hereunder and thereunder, including, without limitation, the fees and out-of-pocket expenses of counsel, accountants, appraisers, consultants or industry experts retained by the Agent or any of the Lenders with respect thereto and, as to the Agent, with respect to advising it as to its rights and responsibilities under this Agreement and the other Loan Documents, and (ii) all reasonable costs and expenses of the Agent or any of the Lenders and each Lender (including, without limitation, the fees and out-of-pocket expenses of counsel, accountants, appraisers, consultants or industry experts retained by the Agent or any Lender) in connection with the restructuring or enforcement (whether through negotiation, legal proceedings or otherwise) of this Agreement and the other Loan Documents.

          (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and their respective Affiliates, and the directors, officers, employees, agents, attorneys, consultants and advisors of or to any of the foregoing (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article III) (each of the foregoing being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, fees and disbursements of counsel to any such Indemnitee and experts, engineers and consultants and the costs of investigation and feasibility studies) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of or based upon or attributable to this Agreement, any other Loan Document, any document delivered hereunder or thereunder, any Obligation, or any act, event or transaction related or attendant to any thereof, including, without limitation, (i) arising from any misrepresentation or breach of warranty under
Section 4.19 or any Environmental Claim or any Environmental Lien or any Remedial

 Action arising out of or based upon anything relating to real property owned, leased or operated by the Borrower or any of its Subsidiaries and the facilities or operations (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall not have any obligation under this Section 10.4(b) to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

          (c) If any Lender receives any payment of principal of, or is subject to a conversion of, any Eurodollar Rate Loan other than on the last day of an Interest Period relating to such Loan, as a result of any payment or conversion made by the Borrower or acceleration of the maturity of the Revolving Credit Notes pursuant to Section 8.2 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender all amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

          (d) The Borrower shall indemnify the Agent and the Lenders for, and hold the Agent and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Agent and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

          (e) The Agent and each Lender agree that in the event that any such investigation, litigation or proceeding set forth in subparagraph (b) above is asserted or threatened in writing or instituted against it or any other Indemnitee, or any Remedial Action, is requested of it or any of its officers, directors, agents and employees, for which any Indemnitee may desire indemnity or defense hereunder, such Indemnitee shall promptly notify the Borrower in writing.

          (f) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested Remedial Action, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower's choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so; provided, however, that any such Indemnitee shall have the right, at its own expense, to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower's obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

          (g) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including, without limitation, pursuant to this Section 10.4) or any other Loan Document shall (i) survive payment of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

          10.5. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any Revolving Credit Note or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however,that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

          10.6 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          10.7     Assignments and Participations.
(a) Subject to the approval of the Borrower, not to be unreasonably withheld or delayed, each Lender may sell, transfer, negotiate or assign to one or more other Lenders or Eligible Assignees all or a portion of its Commitment, the Revolving Credit Loans owing to it and the Revolving Credit Note held by it and a commensurate portion of its rights and obligations hereunder and under the other Loan Documents; provided, however, that (i) the aggregate amount of the Commitment and Revolving Credit Loans being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor's entire interest) be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, with the consent of the Borrower and the Agent, and (ii) each assignee hereunder shall also be an Eligible Assignee. The parties to each assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance, together with the Revolving Credit Note (or an Affidavit of Loss and Indemnity with respect to such Notes satisfactory to the Agent) subject to such assignment and a payment to the Agent by such parties, for the account of the Agent, of an assignment fee of $1,000 in the case of any such assignment to an existing Lender and $5,000 in the case of any other assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance,
(A) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder, and (B) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except those which survive the payment in full of the Obligations) and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any of the statements, warranties or representations made in or in connection with this Agreement or any other Loan Document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document or of any other instrument or document furnished pursuant hereto or thereto; (iii) such assigning Lender confirms that it has delivered to the assignee and the assignee confirms that it has received a copy of this Agreement and each of the Loan Documents together with a copy of the most recent financial statements delivered by the Borrower to the Lenders pursuant to each of the clauses of Section 6.11 (or if no such statements have been delivered, the financial statements referred to in Section 4.5 of this Agreement) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee;
(vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and
(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (c)     The Agent shall maintain at its address referred to in
Section 10.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of and principal amount of the Revolving Credit Loans owing to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the Revolving Credit Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for such surrendered Revolving Credit Note, a new Revolving Credit Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Revolving Credit Note shall be dated the same date as the surrendered Revolving Credit Note and be in substantially the form of Exhibit A.

          (e)     In addition to the other assignment rights provided in this
Section 10.7, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including, without limitation, rights to payments of principal or interest on the Revolving Credit Loans) to any Federal Reserve Bank without notice to or consent of the Borrower or the Agent; provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder. The terms and conditions of any such assignment and the documentation evidencing such assignment shall be in form and substance satisfactory to the assigning Lender and the assignee Federal Reserve Bank.

          (f) Each Lender may, with the Borrower's consent, which shall not be unreasonably withheld, sell participations to one or more banks or other Persons in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Revolving Credit Loans owing to it and the Revolving Credit Note held by it). The terms of such participation shall not, in any event, require the participant's consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Lender may have under or in respect of the Loan Documents (including, without limitation, the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or
(ii) result in the release of all or substantially all of the Collateral other than in accordance with the Collateral Securities. In the event of the sale of any participation by any Lender, (i) such Lender's obligations under the Loan Documents (including, without limitation, its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of such Revolving Credit Note and Obligations for all purposes of this Agreement, (iv) such Lender shall disclose to the Borrower the identity of each bank or other entity purchasing a participation within a reasonable time after the sale and purchase of such participation, and (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

          (g) Each assignee or participant shall be entitled to the benefits of Sections 2.11, 2.13 and 2.15 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to pay to any assignee or participant of any interest of any Lender, under Section 2.11, 2.13 or 2.15, any sum in excess of the sum which the Borrower would have been obligated to pay to such assignor Lender in respect of such interest had such assignment not been effected or had such participation not been sold.

          10.8. Governing Law; Severability. This Agreement and the Revolving Credit Notes and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          10.9.     Submission to Jurisdiction; Service of Process.  (a)
Any legal action or proceeding with respect to this Agreement or the Revolving Credit Notes or any document related thereto may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

          (b) The Borrower irrevocably consents to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the borrower at its address provided herein.

          (c) Nothing contained in this Section 10.9 shall affect the right of the Agent, any Lender or any holder of a Revolving Credit Note to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

          10.10. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

          10.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          10.12. Entire Agreement. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder and the agreements referred to in Section 2.4(c) embody the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

          10.13. Confidentiality. Each Lender and the Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender's or the Agent's, as the case may be, customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to such Lender's or the Agent's, as the case may be, employees, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (ii) to the extent such information presently is or hereafter becomes available to such Lender or the Agent, as the case may be, on a non-confidential basis from a source other than the Borrower, (iii) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, or (iv) to permitted assignees or participants or potential permitted assignees or participants who agree to be bound by the provisions of this sentence.

          10.14. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement or any other Loan Document, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                         TRITON ENERGY CORPORATION


                                                             By:/s/ Peter Rugg
                         Peter Rugg
                    Senior Vice President and Chief
                    Financial Officer


                         BANQUE PARIBAS HOUSTON AGENCY,
                           as Agent


                                                           By:/s/Mark M. Green
                         Mark M. Green
                         Vice President


                                                         By:/s/Barton Schouest
                         Barton Schouest
                         Senior Vice President


                         Lenders

                         BANQUE PARIBAS HOUSTON AGENCY


                                                           By:/s/Mark M. Green
                         Mark M. Green
                         Vice President


                                                         By:/s/Barton Schouest
                         Barton Schouest
                         Senior Vice President

                         [NAME OF LENDER]


                                                                        By:/s/
                         Title:

                                  SCHEDULE I

                                 COMMITMENTS





Lender          Commitment   Ratable Portion

BANQUE PARIBAS  $40,000,000              100%
HOUSTON AGENCY




                                 SCHEDULE II

                        APPLICABLE LENDING OFFICES AND
                            ADDRESSES FOR NOTICES






                Domestic Lending
                Office and Address   Eurodollar
Lender          for Notices          Lending Office

Banque Paribas  Banque Paribas       Banque Paribas
Houston Agency  The Equitable Tower  The Equitable Tower
                 787 Seventh Avenue   787 Seventh Avenue
                New York, NY 10019   New York, NY 10019


                            REVOLVING CREDIT NOTE


U.S. $40,000,000               Dated: March 28, 1995

          FOR VALUE RECEIVED, the undersigned, Triton Energy Corporation, a Texas corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of Banque Paribas Houston Agency (the "Lender") the principal sum of Forty Million United States Dollars ($40,000,000), or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Credit Agreement.

          The Borrower promises to pay interest on the unpaid principal amount of the Revolving Credit Loans from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

          Both principal and interest are payable in lawful money of the United States of America to Banque Paribas Houston Agency, as Agent, at The Equitable Tower, 787 Seventh Avenue, New York, NY 10019, in immediately available funds. The Revolving Credit Loans made by the Lender to the Borrower, and all payments made on account of the principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on this Note.

          This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of March 28, 1995 (said Agreement, as it may be amended or otherwise modified from time to time, being the "Credit Agreement"), among the Borrower, the Lender, the other financial institutions referred to therein and Banque Paribas Houston Agency, as agent for the Lender and such other financial institutions, and the other Loan Documents referred to therein and entered into pursuant thereto. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the United States dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Revolving Credit Loans being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

          This Note is entitled to the benefits of certain guaranties and is secured as provided in the Loan Documents (as defined in the Credit Agreement).

          Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

          This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.


                              TRITON ENERGY CORPORATION


                              By:   /s/ Peter Rugg
                                  Peter Rugg
                                  Senior Vice President and
                                    Chief Financial Officer